Exhibit 10.02

COINSURANCE AGREEMENT

between

LIBERTY LIFE INSURANCE COMPANY

and

PROTECTIVE LIFE INSURANCE COMPANY

Dated as of [•], 2011

i

INDEX OF SCHEDULES

Schedule 1.3(a)(i)	Real Property
Schedule 5.6	New Policies Under Producer Agreements
Schedule 13.1(i)	Assumed Reinsurance Agreements
Schedule 13.1(ttt)	Other Reinsurance

INDEX OF ANNEXES

Annex A	Assets Supporting Initial Coinsurance Premium
Annex B	Net Settlements
Annex C	Estimated Discounted Interest Maintenance Reserve Amortization
Annex D	Actual Discounted Interest Maintenance Reserve Amortization
Annex E	Valuation Methodology for Net Retained Liabilities
Annex F	Net Retained Liability Ceding Commission Amount

INDEX OF EXHIBITS

Exhibit A	Form of Trust Agreement

COINSURANCE AGREEMENT

Coinsurance Agreement, dated as of [•], 2011 (this “Agreement”), between Liberty Life Insurance Company, a South Carolina insurance company (the “Company”), and Protective Life Insurance Company, a Tennessee insurance company (the “Reinsurer”; each of the Company and the Reinsurer, a “Party” and together, the “Parties”).

RECITALS

WHEREAS, the Company desires to cede or retrocede to the Reinsurer certain risks under certain life and health insurance policies issued and reinsured by it; and

WHEREAS, the Reinsurer desires to reinsure such policies from the Company on the terms and conditions stated herein; and

WHEREAS, the Company and the Reinsurer intend that the basis of the reinsurance shall be 100% coinsurance by the Reinsurer; and

WHEREAS, the Company and the Reinsurer intend that the Reinsurer will provide certain administrative services for policies reinsured hereunder, and the Company and the Reinsurer have entered into an Administrative Services Agreement of dated as of the date hereof (the “Administrative Services Agreement”) pursuant to which the Reinsurer shall provide such administrative services on the terms and conditions stated therein.

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein, and for other good and valuable consideration the receipt and adequacy of which is hereby acknowledged, and intending to be legally bound hereby, the Company and the Reinsurer hereby agree as follows:

ARTICLE I
COINSURANCE

Section 1.1  Scope and Basis of Reinsurance.  This Agreement applies to each and every of the Policies (a) issued by the Company and in force as of the Effective Time (the “Existing Direct Reinsured Policies”), (b) issued by the Company after the Effective Time in accordance with Section 5.4, 5.5(a) and 5.6 hereof (the “New Direct Reinsured Policies” and, together with the Existing Direct Reinsured Policies, the “Direct Reinsured Policies”), (c) reinsured by the Company under the terms of any Assumed Reinsurance Agreement as of the Effective Time (the “Existing Indirect Reinsured Policies”) and (d) reinsured by the Company after the Effective Time pursuant to the terms of any of the

Assumed Reinsurance Agreements (the “New Indirect Reinsured Policies”, together with the Existing Indirect Reinsured Policies, the “Indirect Reinsured Policies” and the Indirect Reinsured Policies together with the Direct Reinsured Policies, the “Reinsured Policies”).  Except as expressly provided herein, this Agreement does not reinsure any Policy written by the Company, or as to which the Company otherwise incurs or assumes liability, after the Effective Time.

Section 1.2  Reinsuring Clause; Extra Contractual Obligations.  Subject to the terms and conditions of this Agreement, the Company hereby cedes and the Reinsurer hereby reinsures on a coinsurance basis as of the Effective Time, 100% (the “Reinsurer’s Share”) of all Reinsured Liabilities arising under or relating to the Reinsured Policies.   In addition to Reinsurer’s coinsurance of the Reinsurer’s Share of the Reinsured Liabilities pursuant to the preceding sentence, the Reinsurer hereby accepts and agrees to assume and discharge the Reinsurer’s Share of Extra Contractual Obligations other than Excluded Liabilities.  Except as set forth herein, the Reinsurer does not assume any other liabilities of any kind or description, whether known or unknown, contingent or otherwise.

Section 1.3  Transfer of Assets and Ceding Commission.

(a)  Coinsurance Premium.

(i)  On the Effective Date, the Company will transfer to the Reinsurer an initial coinsurance premium with respect to the Reinsured Policies consisting of cash, cash equivalents and the assets set forth on Annex A (with such additions or substitutions as may be determined by the Reinsurer) (the “Transferred Assets”) with an aggregate Value determined [three] Business Days prior to the Effective Date equal to the following amount: (1) Reinsurer’s Share of the Statutory Reserves held by the Company with respect to the Reinsured Policies as of the Effective Time, plus (2) the Reinsurer’s Share of the Interest Maintenance Reserve attributable to the Transferred Assets, minus (3) the Reinsurer’s Share of the amount of outstanding policy loans on the Reinsured Policies (to the extent such policy loans constitute admitted assets under SAP, net of any unearned policy loan interest on such loans but including amounts of interest due and accrued with respect thereto), minus (4) the Reinsurer’s Share of net due and deferred Premiums on the Reinsured Policies, in each case determined in accordance with SAP, consistently applied (such amount, “Initial Coinsurance Premium”); provided that, notwithstanding anything to the contrary in this Agreement, solely for purposes of calculating the Initial Coinsurance Premium, the term “Reinsured Policies” shall include the portion of the Policies from which Net Retained Liabilities arise.  In addition, the Company hereby sells, assigns, transfers and delivers to the Reinsurer as reinsurance premium, on the Effective Date effective as of the Effective Time, all of Company’s right, title and interest (w) under the Reinsured Policies to receive principal and interest paid on policy loans, (x) in the Premiums, (y) in agent debit balances as of the Effective Date with respect to the Reinsured Policies and the Net Retained Liabilities and (z) in the real property listed on Schedule 1.3(a)(i) hereto, free and clear of any liens or other encumbrances.  To the extent the foregoing sentence is ineffective to transfer the type of asset described, the Company agrees to execute and record all additional instruments, bills of sale, deeds and other documents necessary to transfer such asset as soon practicable after the Effective Date.

(ii)  The amount of the Initial Coinsurance Premium paid on the Effective Date shall be determined on an estimated basis (the “Estimated Initial Coinsurance Premium”) as follows: (1) with respect to each of the items set forth in clauses (1), (3) and (4) of the definition of “Initial Coinsurance Premium,” the portion of the Estimated Initial Coinsurance Premium attributable to such item shall be equal to the amount for such item set forth on the Estimated Balance Sheet delivered to the Reinsurer pursuant to the Stock Purchase Agreement and (2) with respect to the item set forth in clause (2) of the definition of “Initial Coinsurance Premium”, the portion of the Estimated Initial Coinsurance Premium attributable to such item shall be determined by the Reinsurer in good faith on an estimated basis as of the date that is [three] Business Days prior to the Effective Date.

(iii)  On the Effective Date, the Reinsurer shall deliver to the Company a statement setting forth (1) the amount of the Estimated Initial Coinsurance Premium and (2) the final list of Transferred Assets, in each case, determined as of the date that is [three] Business Days prior to the Effective Date.

(iv)  Within [five] Business Days following the date on which the Purchase Price Adjustment Materials and the determination of the amounts set forth therein become final and binding pursuant to the penultimate sentence of Section 2.6(e) of the Stock Purchase Agreement (the “True-Up Date”), the Reinsurer shall deliver to the Company a statement (the “Initial Coinsurance Premium Reconciliation Statement”) prepared in good faith by the Reinsurer setting forth the actual amount of the Initial Coinsurance Premium minus the Net Retained Liabilities Initial Coinsurance Premium Adjustment as of the True-Up Date (the “Actual Initial Coinsurance Premium”), the calculation of each of items (1) through (4) of the definition of “Initial Coinsurance Premium” and the

Value of the Transferred Assets as of the Effective Date; provided that if the True-Up Date has not occurred on or prior to the date that is [seventy-five] days following the Effective Date, (x) the Reinsurer shall deliver to the Company a statement setting forth the Reinsurer’s good faith estimate of the Net Retained Liabilities Initial Coinsurance Premium Adjustment as of such date that is [seventy-five] days following the Effective Date and the Reinsurer shall pay the Company an amount of cash equal to the amount set forth in such statement within [four] Business Days of delivery of such statement and (y) for purposes of preparing the Initial Coinsurance Premium Reconciliation Statement and calculating the Actual Initial Coinsurance Premium and the Initial Coinsurance Premium Adjustment, the Net Retained Liabilities Initial Coinsurance Premium Adjustment shall be reduced by the amount of cash, if any, received by the Company from the Reinsurer pursuant to clause (x) of this Section 1.3(a)(iv).  With respect to each of the items set forth in clauses (1), (3) and (4) of the definition of “Initial Coinsurance Premium,” the portion of the Actual Initial Coinsurance Premium attributable to such item shall be equal to the amount for such item set forth on the Final Balance Sheet.  With respect to the item set forth in clause (2) of the definition of “Initial Coinsurance Premium,” the portion of the Actual Initial Coinsurance Premium attributable to such item shall be the actual Interest Maintenance Reserves attributable to the Transferred Assets as of the Effective Date.  The “Initial Coinsurance Premium Adjustment” shall be equal to the following amount (whether positive or negative): (1) the difference (whether positive or negative) between the Actual Initial Coinsurance Premium minus the Estimated Initial Coinsurance Premium, minus (2) the difference (whether positive or negative) between the Value of the Transferred Assets determined in connection with the calculation of the Estimated Initial Coinsurance Premium pursuant to Section 1.3(a)(i) minus the Value of the Transferred Assets on the Effective Date, minus (3) the Net Retained Liabilities Earned Interest.  If the Initial Coinsurance Premium Adjustment is positive, then the Company shall pay to the Reinsurer an amount of cash equal to the Initial Coinsurance Premium Adjustment within [five] Business Days after the Initial Coinsurance Premium Adjustment is finalized pursuant to Section 10.2, together with an amount of interest on the portion of the Initial Coinsurance Premium Adjustment not attributable to the Net Retained Liabilities Initial Coinsurance Premium Adjustment at the Applicable Rate (as such term is defined in the Stock Purchase Agreement) calculated on the basis of a 360-day year for the actual number of days elapsed, accrued from the Effective Date until, but not including, the date of payment.  If the Initial Coinsurance Premium Adjustment is negative, then the Reinsurer shall pay to the Company an amount in cash equal to the absolute value of the Initial Coinsurance

Premium Adjustment within [five] Business Days after the Initial Coinsurance Premium Adjustment is finalized pursuant to Section 10.2, together with an amount of interest on the portion of the Initial Coinsurance Premium Adjustment not attributable to the Net Retained Liabilities Initial Coinsurance Premium Adjustment at the Applicable Rate (as such term is defined in the Stock Purchase Agreement) calculated on the basis of a 360-day year for the actual number of days elapsed, accrued from the Effective Date until, but not including, the date of payment.

(b)  Ceding Commission.

(i)  In consideration of the reinsurance ceded hereunder, on the Effective Date the Reinsurer shall pay the Company a ceding commission in cash of an amount  (the “Ceding Commission”) equal to (1) the sum of (A) $200,500,000 and (B) the Reinsurer’s Share of the aggregate of all Discounted Interest Maintenance Reserve Amortization for the Transferred Assets, minus (2) the Life NB Amount.

(ii)  The amount of the Ceding Commission paid on the Effective Date shall be determined by the Reinsurer in good faith on an estimated basis (such amount, the “Estimated Ceding Commission”) as follows: (1) with respect to the item set forth in clause (1)(B) of the definition of “Ceding Commission,” the portion of the Estimated Ceding Commission attributable to such item shall be determined by the Reinsurer in accordance with Annex C and (2) with respect to the item set forth in clause (2) of the definition of “Ceding Commission,” the portion of the Estimated Ceding Commission attributable to such item shall be equal to the amount for such item set forth on the Estimated NB Volume Adjustment Schedule delivered to the Reinsurer pursuant to the Stock Purchase Agreement.

(iii)  On the Effective Date, the Reinsurer shall deliver to the Company a statement setting forth the amount of the Estimated Ceding Commission, determined as of the date that is [three] Business Days prior to the Effective Date.

(iv)  Within [five] Business Days following the True-Up Date, the Reinsurer shall deliver to the Company a statement (the “Ceding Commission Reconciliation Statement”) prepared in good faith by the Reinsurer setting forth the actual amount of the Ceding Commission minus the amount of the Net Retained Liabilities Initial Ceding Commission Adjustment as of the True-Up Date (the “Actual Ceding Commission”) and the calculation of each of items (1)(A), (1)(B) and (2) of the definition of “Ceding Commission”; provided that if the True-Up Date has not occurred on or prior to the date that is [seventy-five] days following the Effective Date, (x) the Reinsurer shall deliver to the Company a statement setting forth the Reinsurer’s good faith estimate of the Net Retained Liabilities Initial Ceding Commission Adjustment as of such date that is [seventy-five] days following the Effective Date and the Company shall pay the Reinsurer an amount of cash equal to the amount set forth in such statement within [four] Business Days of delivery of such statement and (y) for purposes of preparing the Ceding Commission Reconciliation Statement and calculating the Actual Ceding Commission and the Ceding Commission Adjustment, the portion of the Actual Ceding Commission attributable to the Net Retained Liabilities Initial Ceding Commission Adjustment shall be reduced by the amount of cash, if any, received by the Reinsurer from the Company pursuant to clause (x) of this Section 1.3(b)(iv).  With respect to the item set forth in clause (1)(B) of the definition of “Ceding Commission,” the portion of the Actual Ceding Commission attributable to such item shall be determined by the Reinsurer in accordance with Annex D.  With respect to the item set forth in clause (2) of the definition of “Ceding Commission,” the portion of the Actual Ceding Commission attributable to such item shall be equal to the amount for such item set forth on the Final NB Volume Adjustment Schedule.  The “Ceding Commission Adjustment” shall be equal to the following amount (whether positive or negative): (1) the difference (whether positive or negative) between the Actual Ceding Commission minus the Estimated Ceding Commission, minus (2) the Net Retained Liabilities Ceding Commission Interest.  If the Ceding Commission Adjustment is positive, then the Reinsurer shall pay to the Company an amount of cash equal to the Ceding Commission Adjustment within [five] Business Days after the Ceding Commission Adjustment is finalized pursuant to Section 10.2, together with an amount of interest on the portion of the Ceding Commission Adjustment not attributable to the Net Retained Liabilities Initial Ceding Commission Adjustment at the Applicable Rate (as such term is defined in the Stock Purchase Agreement) calculated on the basis of a 360-day year for the actual number of days elapsed, accrued from the Effective Date until, but not including, the date of payment.  If the Ceding Commission Adjustment is negative, then the Company shall pay to the Reinsurer an amount of cash equal to the absolute value of the Ceding Commission Adjustment within [five] Business Days after the Ceding Commission Adjustment is finalized pursuant to Section 10.2, together with an amount of interest on the portion of the Ceding Commission Adjustment not attributable to the Net Retained Liabilities Initial Ceding Commission Adjustment at the Applicable Rate (as such term is defined in the Stock Purchase Agreement) calculated on the basis of a 360-day year for the actual number of days elapsed, accrued from the Effective Date until, but not including, the date of payment.

(c)  Net Retained Liabilities Cash Adjustment.  From the Effective Time until the Net Retained Liabilities True-Up Date, (i) the Company shall pay the Reinsurer an amount equal to the premiums and considerations, premium adjustments and any and all amounts or payments, including any and all policy fees, charges, reimbursements and similar amounts, received or collected by the Company during such period in respect of the portion of the Policies from which Net Retained Liabilities arise and (ii) the Reinsurer shall pay to the Company an amount equal to the obligations, including any and all death claims, cash surrender benefits, policyholder dividends, commissions and similar amounts, arising out of or relating to the portion of the Policies from which Net Retained Liabilities arise (including Extra Contractual Obligations, but excluding the Excluded Liabilities) incurred by the Company during such period.  The payment of such amounts shall be reflected in the Net Settlement for each month ending prior to the Net Retained Liabilities True-Up Date and for the month in which the Net Retained Liabilities True-Up Date occurs.  Following the Net Retained Liabilities True-Up Date, the Reinsurer shall deliver to the Company a statement (the “Net Retained Liabilities Cash Reconciliation Statement”) setting forth the Reinsurer’s good faith estimate of the difference (whether positive or negative) between (x) the aggregate amount paid to the Reinsurer pursuant to the first sentence of this Section 1.3(c) attributable each Net Retained Liability that remained a Net Retained Liability on the Net Retained Liabilities True-Up Date minus (y) the aggregate amount paid to the Company pursuant to the first sentence of this Section 1.3(c) attributable each Net Retained Liability that remained a Net Retained Liability on the Net Retained Liabilities True-Up Date (such difference, the “Net Retained Liabilities Cash Adjustment”).   If the Net Retained Liabilities Cash Adjustment is positive, then the Reinsurer shall pay to the Company an amount of cash equal to the Net Retained Liabilities Cash Adjustment within [five] Business Days after the Net Retained Liabilities Cash Adjustment is finalized pursuant to Section 10.2, together with an amount of interest on such payment at the Applicable Rate (as such term is defined in the Stock Purchase Agreement) calculated on the basis of a 360-day year for the actual number of days elapsed, accrued from the Effective Date until, but not including, the date of payment.  If the Net Retained Liabilities Cash Adjustment is negative, then the Company shall pay to the Reinsurer an amount of cash equal to the absolute value of the Net Retained Liabilities Cash Adjustment within [five] Business Days after the Net Retained Liabilities Cash Adjustment is finalized pursuant to Section 10.2, together with an amount of interest on such payment at the Applicable Rate (as such term is defined in the Stock Purchase Agreement) calculated on the basis of a 360-day year for the actual number of days elapsed, accrued from the Effective Date until, but not including, the date of payment.

Section 1.4  Net Retained Liabilities.  The Company and the Reinsurer will cooperate to obtain all waivers and consents necessary in order to reinsure 100% of the

Net Retained Liabilities under this Agreement.  The Company and the Reinsurer shall use their reasonable best efforts to obtain any such waivers and consents (it being understood that the Reinsurer’s executive officers directly responsible for the Life Reinsurer’s relationships with reinsurers shall, to the extent reasonably appropriate, be personally engaged in that process) and promptly advise the other Party of any communications with respect to any such waivers and consents.  All correspondence from either the Company or the Reinsurer to any Person from whom such a waiver or consent is sought shall be in a form approved by the other Party; provided that any such approval by the Company shall not be unreasonably withheld, conditioned or delayed.  At the Reinsurer’s instruction and expense, the Company shall effect any such action with respect to such waivers and consents as the Reinsurer shall reasonably request, including sending correspondence requesting such waivers and consents in a form approved by the Reinsurer; provided, however, that the Reinsurer shall indemnify and hold harmless the Company for Losses arising out of any such action so requested by the Reinsurer.  To the extent that after the Effective Time, any such waivers or consents are obtained to reinsure a Net Retained Liability under the terms of this Agreement or the Parties otherwise agree that any such waivers or consents shall not be required as a condition to coverage hereunder, then the liability and obligation pertaining to such Policy shall no longer be deemed a Net Retained Liability for purposes of this Agreement and the liability and obligation pertaining to such Policy shall be reinsured hereunder effective as of the date of such consent, waiver or agreement by the Parties, as applicable.  In addition, with respect to any such waiver or consent that is obtained after the Net Retained Liabilities True-Up Date, (i) the Company shall pay the Reinsurer an amount of cash equal to the Net Retained Liability Reserve Transfer Amount with respect to such Net Retained Liability for which waiver or consent was obtained and (ii) the Reinsurer shall pay the Company an amount of cash equal to the Net Retained Liability Ceding Commission Amount with respect to such Net Retained Liability for which waiver or consent was obtained.  For the avoidance of doubt, prior to obtaining any such required consents or waivers, the portion of each Policy from which Net Retained Liabilities arise shall not be deemed to constitute a Reinsured Policy for purposes of this Agreement; provided that the Reinsurer shall provide administrative services with respect to any Net Retained Liabilities (and the associated Policies) pursuant to the Administrative Services Agreement.

Section 1.5  Producer Payments.  The Reinsurer hereby assumes the liability of the Company and agrees that is shall be financially responsible for Producer Payments due in respect of premiums collected and received.  The Company hereby designates the Reinsurer as “paying agent” to make such Producer Payments directly to the applicable Producers from and after the Effective Date. The Company shall act at the Reinsurer’s written direction and cost to exercise all rights of the Company relating to the Reinsured Policies under the terms of the Producer Agreements, including, without limitation, any rights to suspend or terminate Producer Payments to such Producers for any reason or cause set forth in the Producer Agreements, and the Company hereby transfers and assigns to the Reinsurer all of its rights under such Producer Agreements, but in each case only to the extent such rights thereunder relate to the Reinsured Policies; provided, however, that the Reinsurer shall indemnify and hold harmless the Company for Losses arising out of any such action so requested by the Reinsurer.

Section 1.6  Guaranty Fund Assessments and Premium Taxes.

(a)  Guaranty Funds Assessments.  In the event the Company is required to pay an assessment on or after the Effective Date in respect of the Reinsured Policies to any insurance guaranty, insolvency or other similar fund maintained by any jurisdiction, the portion, if any, of such assessment that relates to such Reinsured Policies shall be reimbursed by the Reinsurer.

(b)  Premium Taxes.  The Reinsurer shall pay to the Company a provision for premium taxes and other charges, fees, taxes and assessments, including retaliatory taxes (collectively, “Premium Taxes”), incurred on or after the Effective Date in connection with premiums written or received under the Reinsured Policies.  The provision for Premium Taxes shall be estimated at [2.5%] of premiums received under the Reinsured Policies, as calculated on a monthly basis, and shall be paid by the Reinsurer to the Company as part of the monthly settlement pursuant to Section 6.4 and adjusted annually to an actual rate for each year as part of the monthly settlement pursuant to Section 6.4 for the second calendar month of the following year, with such monthly settlement to reflect the difference between actual Premium Taxes in respect of the Reinsured Policies (after giving effect to any offsets for guaranty fund assessments reimbursed by the Reinsurer pursuant to Section 1.6(a)) and estimated Premium Taxes.

Section 1.7   Other Reinsurance.  This Agreement is written on a “gross” basis and thus the costs and benefits of Other Reinsurance inuring on the Reinsured Policies are intended to be borne by the Reinsurer.  Other Reinsurance with respect to the Reinsured Policies shall be deemed to be inuring to the Reinsurer’s benefit for all purposes of this Agreement and shall be accounted for herein such that Reinsurer participates in the Reinsurer’s Share of any premiums, benefits, recoveries, ceding or expense allowances, other allowances and other adjustments as such amounts and such risks are paid, received or otherwise collected by the Company with respect to such Other Reinsurance, it being understood that the Reinsurer shall bear all risk of collecting third party reinsurance.  Risks under the terms of any agreement of Other Reinsurance as shall be terminated or recaptured with the Reinsurer’s consent shall be ceded automatically hereunder to the Reinsurer without any further action required subject to the receipt by Reinsurer of its proportional Reinsurer’s Share of any reserve transfer or similar transfer or settlement amount received by the Company from the applicable third party reinsurer.  The Reinsurer shall pay any resulting special transfer or recapture fee incurred by the Company.  The Company covenants that absent the specific prior written consent of the

Reinsurer, the Company shall enter into no further reinsurance cession with respect to any of the Reinsured Policies.

Section 1.8  Policy Changes and Non-Guaranteed Elements.

(a)  Policy Changes.  The Company agrees that it shall not make any changes in the provisions and conditions of a Reinsured Policy or an Assumed Reinsurance Agreement except with the Reinsurer’s prior written consent or to the extent that any change to the terms of any Reinsured Policy is required by applicable Law, in which case the Company shall consult with the Reinsurer as to any such change.

(b)  Non-Guaranteed Elements.  The Company shall establish cost of insurance charges, loads and expense charges, credited interest rates, mortality and expense charges, administrative expense risk charges, and policyholder dividends, as applicable, under the Policies (“Non-Guaranteed Elements”), taking into account the recommendations of the Reinsurer with respect thereto.  The Reinsurer may, from time to time, make recommendations to the Company with respect to Non-Guaranteed Elements so long as the recommendations comply with the written terms of the Policies, applicable Law and Actuarial Standards of Practice promulgated by the Actuarial Standard Board governing redetermination of non-guaranteed charges.  The Company’s acceptance and implementation of any such recommendations provided in writing shall not be unreasonably withheld or delayed more than [ten Business Days] after such recommendations are provided in writing; provided, however, that the Reinsurer shall indemnify and hold harmless the Company for Losses arising out of the Company’s acceptance and implementation of the Reinsurer’s recommendations.  Notwithstanding the foregoing, unless the Company follows the recommendations of the Reinsurer pursuant to this Section 1.8(b), the Company shall vary Non-Guaranteed Elements under this Agreement only in a manner consistent with the Company’s documented procedures in effect on the Effective Date or, in the absence of such documented procedures, in a manner consistent with the historical practices employed by the Company in establishing Non-Guaranteed Elements in respect of the Policies.

Section 1.9  Ownership of Premiums.  Payment of Premiums to the Reinsurer, as Administrator pursuant to the Administrative Services Agreement, by or on behalf of a policyholder shall be deemed received by the Company.  All monies, checks, drafts, money orders, postal notes and other instruments that may be received after the Effective Date by the Company for premiums, fees or other payments on or in respect of the Reinsured Policies shall be held in trust by the Company for the benefit of the Reinsurer and shall be immediately transferred and delivered to the Reinsurer, and any such instruments when so delivered shall bear all endorsements required to effect the transfer of same to the Reinsurer.  The Reinsurer is hereby authorized to endorse for payment to the Reinsurer any such checks, drafts, money orders and other instruments pertaining to the Reinsured Policies that are payable to, or to the order of, the Company and received by the Reinsurer under this Agreement.  As between the Parties, the Reinsurer shall be deemed owner of all such payments.

Section 1.10  Security Interest.

(a)  The Parties intend the Company’s assignment pursuant to the last sentence of Section 1.3(a)(i) to be a present assignment of all of the Company’s rights, title and interest and not an assignment as collateral.  However, to the extent that such assignment is not recognized as a present assignment, is not valid or is recharacterized as a pledge rather than a lawful conveyance to the Reinsurer, the Company does hereby grant, bargain, sell, convey, assign and otherwise pledge to the Reinsurer, all of the Company’s right, title and interest, if any (legal, equitable or otherwise) to all Premiums, fees and other payments due or made after the Effective Date under the Reinsured Policies (and any lockbox or account set up for the receipt of said Premiums, fees and other payments after the Effective Date) (the “Collateral”) to secure all of the Company’s obligations under this Agreement.

(b)  Upon the failure of the Company to fully perform any of its material obligations under this Agreement, which failure is not caused by the Reinsurer as Administrator and remains uncured ten days after written notice thereof is received by the Company, the Reinsurer shall have, in addition to all other rights under this Agreement or under applicable Law, the following rights:

(i)  the right to exercise all rights and remedies granted a secured party under the Uniform Commercial Code, as said code has been enacted in the State of South Carolina, the State of Tennessee, the State of Alabama, or any other applicable jurisdiction (the “UCC”), as though all the Collateral constituted property subject to a security interest under Article 9 thereof;

(ii)  the right to set off;

(iii)  the right to intercept and retain monies and property in any lockbox and otherwise;

(iv)  without giving rise to any right to double recovery under this Section 1.10 and Section 11.2, the right to reasonable attorneys’ fees incurred in connection with the enforcement of this Agreement or in connection with disposition of the Collateral; and

(v)  the right to dispose of the Collateral, subject to commercial reasonableness.

(c)  This Section 1.10 is being included in this Agreement to ensure that, if an insolvency or other court determines that, notwithstanding the provisions of this Agreement, including Section 1.1, Section 1.2, Section 1.3, Section 1.9, Section 6.4 and Section 11.1, and the intent of this Agreement, the Company retained ownership of or any rights in the Collateral, the Reinsurer’s rights to the Collateral are protected with a first priority, perfected security interest, and it is the intent of the Parties that this Section 1.10 be interpreted as such.

(d)  Nothing contained herein shall be construed to support the conclusion that the Company will retain any ownership of or any rights in the Collateral after the Effective Time or to support the conclusion that the Reinsurer does not acquire full ownership thereof as of the Effective Time.

(e)  The Company shall execute and deliver and the Reinsurer is authorized to execute and deliver any and all financing statements reasonably requested by the Reinsurer to the extent that it may appear appropriate to the Reinsurer to file such financing statements in order to perfect the Reinsurer’s title under Article 9 of the UCC to any and all Premiums and any and all other Collateral and the Company shall do such further acts and things as Reinsurer may request in order that the security interest granted hereunder may be maintained as a first perfected security interest.

ARTICLE II
REINSURANCE LIABILITY

Section 2.1  Reinsurance Liability.  The reinsurance by Reinsurer of the Reinsured Policies is subject to the same rates, conditions, limitations and restrictions as the insurance under the Reinsured Policies written by the Company on which the reinsurance is based.  The liability of Reinsurer hereunder on the terms described herein begins on the Effective Date and, subject to Article IX hereof, the liability of Reinsurer on any Reinsured Policy will terminate as and when all liability of the Company with respect to such Reinsured Policy terminates.

Section 2.2  Other Reinsurance.

(a)  The Company agrees that other than as provided expressly in this Agreement, it shall take any actions reasonably requested by the Reinsurer to maintain in full force and effect each of the Other Reinsurance Agreements and to perform fully each of its obligations thereunder.  The Company may not modify, amend or terminate any Other Reinsurance Agreement or waive any of its rights under any such agreement without the Reinsurer’s prior written consent and shall fully enforce, at the expense of the Reinsurer, all of its rights thereunder, including, without limitation, at the Reinsurer’s request, requiring the collateralization by the third party reinsurer of reserve balances and other amounts thereunder.  With the Reinsurer’s consent, the Company may exercise any right it may have to recapture risks ceded thereby under any of the Other Reinsurance Agreements or to otherwise terminate any such agreement and shall, at the Reinsurer’s instruction and expense, effect any such action with respect to the management or administration of the Other Reinsurance as the Reinsurer shall reasonably request, including, without limitation, termination or recapture, as may be available under or with respect to the terms of any Other Reinsurance Agreement; provided, however, that the Reinsurer shall indemnify and hold harmless the Company for Losses arising out of any such action so requested by the Reinsurer.  The Company agrees that it shall, at the direction of the Reinsurer, pursue commercially reasonable management and collection efforts with respect to the Other Reinsurance and, in general, will cooperate with the Reinsurer in the management of the Other Reinsurance.

(b)  Following the Effective Date, at the Reinsurer’s request and expense, the Company shall cooperate with the Reinsurer and use its reasonable best efforts to novate any Other Reinsurance from the Company to the Reinsurer or a designated Affiliate of the Reinsurer.  The Company shall promptly advise the Reinsurer of any communications with respect to any such proposed novation.  All correspondence from either the Company or the Reinsurer to any reinsurer under Other Reinsurance in connection with any such proposed novation shall be in a form approved by the other Party; provided that any such approval shall not be unreasonably withheld, conditioned or delayed.  At the Reinsurer’s instruction and expense, the Company shall effect any such action with respect to any such proposed novation as Reinsurer shall reasonably request, including sending correspondence requesting that an Other Reinsurance Agreement be novated to the Reinsurer or a designated Affiliate of the Reinsurer in a form approved by the Reinsurer; provided, however, that the Reinsurer shall indemnify and hold harmless the Company for Losses arising out of any such action so requested by Reinsurer.  For the avoidance of doubt, the Seller shall not be obligated to take any action or cause the Company to take any action in connection with this Section 2.2(b).

(c)  The recoverability of the Other Reinsurance from reinsurers shall be at the risk of and for the account of the Reinsurer.  Notwithstanding anything in this Agreement to the contrary, the Company shall have no obligation to pursue any claims it may have for indemnification to which it may be entitled in connection with the Other Reinsurance unless requested to do so by the Reinsurer and at the expense of the Reinsurer.  In no event shall any such right to indemnification reduce the Reinsurer’s responsibility for the risk of all Other Reinsurance.

Section 2.3  Disclaimer.  The Company has no duty of utmost good faith or other similar duty of disclosure in connection with the cession of liabilities from the Company to the Reinsurer as of the Effective Time, which the Company expressly disclaims, and makes no representations or warranties to the Reinsurer in connection with the cession of liabilities from the Company and the Reinsurer as of the Effective Time, other than those expressly contained in this Agreement; provided, however, that the Reinsurer reserves all of its rights and remedies in respect of any such duty of utmost good faith or other similar duty of disclosure of the Company arising after the Effective Time to the extent information relating to the liabilities reinsured hereunder has not been disclosed, or is not otherwise available, to the Reinsurer, including in its capacity as Administrator, or any of its designees or agents.

ARTICLE III
CERTAIN FINANCIAL PROVISIONS

Section 3.1  Provision of Security by the Reinsurer.

(a)  On the Effective Date, the Reinsurer shall establish and fund with an amount of cash and assets having a Statutory Book Value equal to the Required Balance calculated by the Reinsurer as of the Effective Date a trust account (the “Trust Account”) with a Qualified United States Financial Institution unaffiliated with the Reinsurer and the Company and which is reasonably acceptable to the Reinsurer and the Company (the “Trustee”) at the sole cost and expense of the Reinsurer naming the Company as sole beneficiary until such time as a Trust Account is no longer required pursuant to Section 3.1(b) and shall enter into the Trust Agreement to provide security for the payment of amounts due the Company under this Agreement.  The Reinsurer shall transfer or pay into the Trust Account, and shall thereafter maintain in the Trust Account, until such time as a Trust Account is no longer required pursuant to Section 3.1(b), cash and assets managed by the Reinsurer in accordance with guidelines (including concentration limits, applied on a percentage of assets basis rather than a percentage of capital basis) applied by the Reinsurer generally for its own general investments supporting insurance liabilities having a Statutory Book Value determined in good faith by Reinsurer on a quarterly basis to be not less than the Required Balance.  In lieu of entering into the Trust Agreement and establishing and funding the Trust Account in the manner set forth in this Section 3.1, Reinsurer may instead, with the Company’s consent (which consent shall not be unreasonably withheld or delayed), elect to provide to the Company substantially equivalent security as would be provided by the Trust Account such as by providing unconditional letters of credit, performance guarantees or other similar collateralization.

(b)  For purposes of this Agreement, the term “Required Balance”, as of any date of determination, means an amount equal to the Reinsurer’s Share of the Statutory Reserves which would be appropriately held by the Company with respect to the Reinsured Policies as of such date of determination assuming such Statutory Reserves are gross of any statutory reserve credit taken by the Company for this Agreement and calculated in accordance with SAP, reduced by credit for reinsurance taken by the Reinsurer in respect of Financed Amounts as of such date of determination and net of the Reinsurer’s Share of (1) policy loan balances on the Reinsured Policies as of such date of determination and (2) net due and deferred Premiums on the Reinsured Policies as of such date of determination, in each case determined in accordance with SAP, consistently applied.  The Required Balance and the Statutory Book Value of any assets held in the Trust Account shall be calculated by the Reinsurer as of the last day of each calendar quarter, and the Reinsurer shall provide a certification with respect to such valuation, including the calculation of the aggregate Statutory Book Value of the assets, to the Company and the Trustee within thirty days after the end of such quarter.  If the amount of cash plus the Statutory Book Value of assets held in the Trust Account as of any quarter end is less than the Required Balance as of such quarter end, the Reinsurer shall within ten Business Days after such determination is made make such further deposits to the Trust Account as are required in order to restore the Required Balance as of such quarter end.  If the amount of cash plus the Statutory Book Value of assets held in the Trust Account as of any quarter end is greater than the Required Balance as of such quarter end, the Reinsurer may provide notice to the Company of its desire to withdraw assets from the Trust Account, specifying the amount and type of assets to be withdrawn.  Within five Business Days following its delivery of such notice to the Company, the Reinsurer may withdraw such assets from the Trust Account in excess of the amount necessary to maintain such Required Balance as of the applicable quarter end.  Any disputes by the Company of the valuation of any asset deposited in the Trust Account pursuant to this Section 3.1 shall be resolved in accordance with Section 10.3.  Upon resolution of any such dispute in accordance with Section 10.3, the Reinsurer shall cause to be deposited additional assets that comply with Section 3.1(a) within two Business Days following such resolution or may withdraw assets from the Trust Account in accordance with this Section 3.1(b), such that following any such deposit or withdrawal, the amount of cash plus the Statutory Book Value of the assets held in the Trust Account is sufficient to maintain the Required Balance as of the applicable quarter end.  Unless otherwise agreed upon in writing by the Company, the Reinsurer shall maintain such Trust Account until all obligations of the Reinsurer under this Agreement have been fully satisfied, as determined by the Company in its sole reasonable discretion.  Notwithstanding the foregoing, the Reinsurer may terminate the Trust Agreement and close the Trust Account at any time when the Required Balance as of the end of any calendar quarter is less than 10% of the sum of the capital and surplus of the Reinsurer plus the asset valuation reserve of the Reinsurer, in each case as determined in accordance with the statutory accounting principles and practices prescribed by the Reinsurer’s state of domicile as of such quarter end.

(c)  The Company and the Reinsurer agree that the assets maintained in the Trust Account may be withdrawn by the Company only after a default by Reinsurer in the performance of its monetary obligations hereunder, which default has not been cured by the Reinsurer within ten days following its receipt of a specific written notice thereof delivered by the Company, and solely to the extent required to cure such default and, notwithstanding any other provision of this Agreement, shall be utilized and applied by the Company or any successor by operation of law, including, without limitation, any liquidator, rehabilitator, receiver or conservator of the Company, without diminution because of insolvency on the part of the Company or the Reinsurer, only to pay amounts then due to the Company under this Agreement.  The amount of any such withdrawal in excess of amounts then due to Company hereunder shall be deemed maintained in constructive trust for the benefit of Reinsurer and promptly returned to the Reinsurer.  Notwithstanding the foregoing, upon prior written notice to the Company, the Reinsurer shall have the right to withdraw all or any part of the cash and assets maintained in the Trust Account provided that the Reinsurer shall, at the time of such withdrawal, replace the withdrawn assets with cash or other qualified assets having a Statutory Book Value equal to the Statutory Book Value of the assets and the amount of cash withdrawn so as to maintain at all times the deposit in the Required Balance.

(d)  With respect to transfer of any Transferred Assets to the Trust Account, the Reinsurer will hold valid title to all such Transferred Assets free and clear of all Encumbrances, other than Permitted Encumbrances and interests of nominees, custodians or similar intermediaries.  As of the date of the transfer of any assets to the Trust Account after the Effective Date, the Reinsurer will have good and marketable title, free and clear of any liens, to all such assets transferred by it to the Trust Account, all assets transferred by the Reinsurer after the Effective Date to the Trust Account shall be transferred free and clear of any liens or other encumbrances and the Reinsurer will not create, incur, assume or permit any lien or other encumbrance on any of the assets held in the Trust Account, or on any interest therein or on any of the proceeds thereof.

(e)  Notwithstanding the forgoing, in the event the Reinsurer’s RBC Ratio is less than 125%, the Reinsurer shall fund the Trust Account with an amount of cash and assets having a fair market value equal to the Required Balance, and all references to “Statutory Book Value” in this Section 3.1 shall be deemed to be references to “fair market value.”

Section 3.2  Credit for Reinsurance.  At all times during the term of this Agreement, the Reinsurer agrees that it (a) shall hold and maintain all licenses, permits and authorities required under applicable laws to perform its obligations hereunder or (b) establish and maintain security in the form of letters of credit, assets held in a reinsurance trust or a combination thereof at its sole expense in a manner that meets all applicable Laws regarding credit for reinsurance, in each case as necessary to enable the Company to receive statutory reserve credit in all jurisdictions where it is licensed as an insurer unless otherwise mutually agreed by the Parties.

Section 3.3  Conversion to Assumption Reinsurance.

(a)  If the Company’s RBC Ratio is less than 125% or the Company’s A.M. Best insurer financial strength rating is downgraded below A, the Company agrees that the Reinsurer shall have the right, at its option and expense, to assume on a novation basis the Reinsured Policies, subject to receipt by the Company and the Reinsurer of all required approvals of Governmental or Regulatory Authorities and any required policyholder approvals.

(b)  In the event that the Reinsurer elects to effect such an assumption, at the direction and expense of the Reinsurer, the Parties shall cooperate fully with each other (i) in complying with requirements of Governmental or Regulatory Authorities and responding to regulatory inquiries associated with assumption of the Reinsured Policies; (ii) in giving notice to policyholders of the assumed Reinsured Policies of the assumption as required by applicable Law; (iii) in obtaining, as required by applicable Law, the consent of policyholders of the assumed Reinsured Policies to the assumption; and (iv) in all other reasonable respects in order to accomplish the objectives of the assumption provided, however, that the Reinsurer shall indemnify and hold harmless the Company for Losses arising out of any action taken by the Company pursuant to this Section 3.3(b).

Section 3.4  RBC Reports.  Within five Business Days of the submission by the Company and the Reinsurer to the insurance department of its domiciliary state of a report of its risk-based capital levels as of the end of the previous calendar year, each of the Company and the Reinsurer shall provide to the other written certification of such Party’s RBC Ratio as of the end of such calendar year.  In the event that one Party has a good faith basis to believe that there has been a material deterioration in the other Party’s RBC Ratio as of the end of any calendar quarter, such Party may request, and the other Party shall deliver to the requesting Party as promptly as practicable, a report of such Party’s RBC Ratio as of the end of such calendar quarter, as estimated in good faith by such Party.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES

Section 4.1  Representations and Warranties of Reinsurer.  Reinsurer hereby represents and warrants to the Company as of the Effective Date:

(a)  Organization, Standing and Authority.  The Reinsurer is a corporation duly organized and validly existing under the laws of the State of Tennessee and has all requisite power and authority to own, lease and operate its assets, properties and business and to carry on the operations of its business as they are now being conducted, except where the failure to have such authority would not, individually or in the aggregate, reasonably be expected to have a material adverse effect.  The Reinsurer is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where the failure to be so qualified would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the Reinsurer’s ability to perform its obligations under this Agreement.

(b)  Authorization.  The Reinsurer has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement.  This Agreement has been duly executed and delivered by the Reinsurer, and, subject to the due execution and delivery by the Company, this Agreement is valid and the binding obligations of the Reinsurer, enforceable against the Reinsurer in accordance with its terms, subject to (i) bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium and other similar laws now or hereafter in effect relating to or affecting the rights of creditors of insurance companies or creditor’s rights generally and (ii) general principles of equity (regardless of whether considered in a proceeding at law or in equity).

(c)  Actions and Proceedings.  There are no outstanding orders, decrees or judgments by or with any Governmental or Regulatory Authority applicable to the Reinsurer or its properties or assets that, individually or in the aggregate, have a material adverse effect on the Reinsurer’s ability to perform its obligations under this Agreement.  There are no actions, suits, arbitrations or legal, administrative or other proceedings pending or, to the knowledge of the Reinsurer, threatened against, at law or in equity, or before or by any Governmental or Regulatory Authority or before any arbitrator of any kind which would, individually or in the aggregate, reasonably be expected to have a material adverse effect on the Reinsurer’s ability to perform its obligations under this Agreement.

(d)  No Conflict or Violation.  The execution, delivery and performance by the Reinsurer of this Agreement and the consummation of the transactions contemplated hereby in accordance with the terms and conditions hereof will not: (i) violate any provision of the charter, bylaws or other organizational document of Reinsurer, (ii) violate, conflict with or result in the breach of any of the terms of, result in any modification of the effect of, otherwise give any other contracting party the right to terminate or constitute (or with notice or lapse of time or both, constitute) a default under, any contract to which the Reinsurer is a party or by or to which its properties may be bound or subject, (iii) violate any order, judgment, injunction, award or decree of any arbitrator or Governmental or Regulatory Authority, or any agreement with, or condition imposed by, any arbitrator or Governmental or Regulatory Authority, binding upon, the Reinsurer, (iv) violate any applicable Law or (v) result in a breach or violation of any of the terms or conditions of, constitute a default under, or otherwise cause an impairment of, any license or authorization related to the Reinsurer’s business or necessary to enable the Reinsurer to perform its obligations under this Agreement, except for any such violations, conflicts or breaches which would not individually or in the aggregate reasonably be expected to have a material adverse effect on the Reinsurer’s ability to perform its obligations under this Agreement.

(e)  Brokers and Financial Advisers.  No broker, finder or financial adviser has acted directly or indirectly as such for, or is entitled to any compensation from, the Reinsurer in connection with this Agreement or the transactions contemplated hereby.

(f)  Independent Investigation.  The Reinsurer has (i) performed its own independent investigation of the Policies and the Other Reinsurance Agreements and (ii)

had the opportunity to ask questions and receive information from Seller concerning the Policies and the Other Reinsurance Agreements and the Reinsurer has obtained sufficient information from Seller to evaluate the relative risks and benefits of, and made its own analysis as it deemed necessary in order for it to make a determination concerning, entering into the reinsurance transaction contemplated hereby.

Section 4.2  Representations and Warranties of the Company.  The Company hereby represents and warrants to Reinsurer as of the Effective Date:

(a)  Organization, Standing and Authority.  The Company is a corporation duly organized and validly existing under the laws of the State of South Carolina and has all requisite power and authority to own, lease and operate its assets, properties and business and to carry on the operations of its business as they are now being conducted, except where the failure to have such authority would not, individually or in the aggregate, reasonably be expected to have a material adverse effect.  The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where the failure to be so qualified would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the Company’s ability to perform its obligations under this Agreement.

(b)  Authorization.  The Company has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement.  This Agreement has been duly executed and delivered by the Company, and, subject to the due execution and delivery by Reinsurer, this Agreement is valid and the binding obligations of the Company, enforceable against the Company in accordance with its terms, subject to (i) bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium and other similar laws now or hereafter in effect relating to or affecting the rights of creditors of insurance companies or creditor’s rights generally and (ii) general principles of equity (regardless of whether considered in a proceeding at law or in equity).

(c)  Actions and Proceedings.  There are no outstanding orders, decrees or judgments by or with any Governmental or Regulatory Authority applicable to the Company or its properties or assets that, individually or in the aggregate, have a material adverse effect on the Company’s ability to perform its obligations under this Agreement.  There are no actions, suits, arbitrations or legal, administrative or other proceedings pending or, to the knowledge of the Company, threatened against, at law or in equity, or before or by any Governmental or Regulatory Authority or before any arbitrator of any kind which would, individually or in the aggregate, reasonably be expected to have a material adverse effect on the Company’s ability to perform its obligations under this Agreement.

(d)  No Conflict or Violation.  The execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby in accordance with the terms and conditions hereof will not: (i) violate any provision of the charter, bylaws or other organizational document of the Company, (ii) violate, conflict with or result in the breach of any of the terms of, result in any modification of the effect of, otherwise give any other contracting party the right to terminate or constitute (or with notice or lapse of time or both, constitute) a default under, any contract to which the Company is a party or by or to which its properties may be bound or subject, (iii) violate any order, judgment, injunction, award or decree of any arbitrator or Governmental or Regulatory Authority, or any agreement with, or condition imposed by, any arbitrator or Governmental or Regulatory Authority, binding upon, the Company, (iv) violate any applicable Law or (v) result in a breach or violation of any of the terms or conditions of, constitute a default under, or otherwise cause an impairment of, any license or authorization related to the Company’s business or necessary to enable the Company to perform its obligations under this Agreement, except for any such violations, conflicts or breaches which would not individually or in the aggregate reasonably be expected to have a material adverse effect on the Company’s ability to perform its obligations under this Agreement.

(e)  Brokers and Financial Advisers.  No broker, finder or financial adviser has acted directly or indirectly as such for, or is entitled to any compensation from, the Company in connection with this Agreement or the transactions contemplated hereby.

ARTICLE V
PLAN OF REINSURANCE

Section 5.1  Plan.  Reinsurance under this Agreement is on a 100% coinsurance basis and is subject to the terms and conditions of the original policy forms for the Reinsured Policies, and any amendments thereto in effect as of the Effective Date.

Section 5.2  Follow the Fortunes.  The Reinsurer’s liability under this Agreement shall commence on the Effective Date, and all reinsurance with respect to which the Reinsurer shall be liable by virtue of this Agreement shall be subject in all respects to the same risks, terms, rates, conditions, interpretations, assessments, waivers, proportion of premiums paid to, and reinsurance recoveries benefiting, the Company with respect to the Reinsured Liabilities and the Reinsured Policies, the true intent of this Agreement being that the Reinsurer shall follow the fortunes of the Company with respect to the Reinsured Liabilities and Reinsured Policies.

Section 5.3  Reductions and Terminations.  Reinsurance amounts are calculated in terms of coverages on a “per policy” basis.  If the coverage of any Reinsured Policy on an insured is reduced or terminated, reinsurance under this Agreement on such Reinsured Policy will be equally reduced or terminated.

Section 5.4  Reinstatements.  Reinsured Policies ceded under this Agreement shall include any Policy that is reduced, terminated, lapsed or surrendered, and later reinstated pursuant to its policy provisions and will be reinsured by the Reinsurer in accordance with the terms of this Agreement.  The Reinsurer will retain any Premiums and interest that the Company has received for reinstatement in respect of periods on or after the Effective Date.  A terminated Policy that would have been a Reinsured Policy had it been in force at the Effective Time, that later reinstates pursuant to its policy provisions, will be reinsured by the Reinsurer and become a Reinsured Policy.  The Reinsurer will be entitled to retain any Premiums and interest for coverage on or after the Effective Date that is received for such reinstatement, and the Company will transfer to the Reinsurer the amount of reserves for such reinstated Reinsured Policy calculated as of the Effective Date.  The date of reinsurance for such reinstated Reinsured Policies shall be the Effective Date.

Section 5.5  Contractual Conversions; Internal Replacement.

(a)  Any conversion, exchange or replacement policy or contract arising from the Reinsured Policies shall be deemed to constitute a Reinsured Policy for purposes of this Agreement and, in the event of a conversion, exchange or replacement of any Reinsured Policy, the Reinsurer shall reinsure the risk resulting from such conversion on the basis set forth hereby with respect to the Reinsured Policies; provided, however, that the Reinsurer shall not be required to pay any additional ceding commission with respect to any such converted, exchanged or replacement policy or contract.

(b)  Absent the Reinsurer’s prior written consent in its sole discretion, the Company will not solicit owners, beneficiaries or policyholders in connection with, or sponsor or assist, directly or indirectly, in the conduct of, (and will cause each of its Affiliates to refrain from soliciting in connection with, and sponsoring or assisting, directly or indirectly, in the conduct of) any program of internal replacement under which the owners, beneficiaries or policyholders of Reinsured Policies are or would be encouraged to exchange, or assisted in the exchange of, insurance or health policies or contracts for other insurance or heath policies or contracts that are not reinsured under this Agreement.  Should the Company or its Affiliates or any of their respective successors or assigns initiate such a program of internal replacement that would include any of the risks reinsured hereunder in violation of the preceding sentence, the Company will immediately notify the Reinsurer.  For each risk reinsured hereunder that has been replaced under a program of internal replacement, the Reinsurer shall have the option at its sole discretion of either treating the risks reinsured as recaptured on terms reasonably acceptable to the Reinsurer or continuing reinsurance on the new policy under the terms of this Agreement without any additional ceding commission therefor.

Section 5.6  New Policies.  From and after the Effective Date, the Company shall issue in its name (a) new Policies issued or reinstated pursuant to Section 5.4 or 5.5(a),

(b) new Policies for which applications were received by the Company on or before the Effective Date utilizing the same policy forms and underwriting standards in use for the Policies prior to the Effective Date and (c) new Policies for which applications were received by the Company through a Producer party to a Producer Agreement, including the Producer Agreements listed on Schedule 5.6, after the Effective Date but on or before the effective date of termination of new production by such Producer utilizing the same policy forms and underwriting standard in use for the Policies prior to the Effective Date.  In connection with the issuance of new Policies described in this Section 5.6, the Reinsurer shall maintain the Company’s current rate and form filings with Governmental or Regulatory Authorities, make any required rate and form filings with Governmental or Regulatory Authorities in connection with any changes in Company’s rates and forms for the Policies and use best efforts to obtain all regulatory approvals required by applicable Law and the Reinsurer shall reimburse the Company for expenses incurred by the Company in connection with such issuance of new Policies (including any costs related to the actions described in this sentence).

ARTICLE VI
ADMINISTRATION

Section 6.1  Administrative Services.  The Parties hereby agree that the Policies and Other Reinsurance Agreements shall be administered by the Reinsurer in accordance with or as otherwise provided in the Administrative Services Agreement.

Section 6.2  Regulatory Matters.  If the Company or the Reinsurer receive notice of, or otherwise become aware of any inquiry, investigation, examination, audit or proceeding by Governmental or Regulatory Authorities relating to the Policies, the Company or the Reinsurer, as applicable, shall promptly notify the other Party thereof, whereupon the Parties shall cooperate in good faith to resolve such matter in a mutually satisfactory manner and shall act reasonably in light of the Parties’ respective interests in the matter at issue.

Section 6.3  Bank Accounts.  During the term of this Agreement, the Reinsurer may establish and maintain accounts with banking institutions with respect to the Reinsured Policies provided hereby (the “Bank Accounts”). To the extent such Bank Accounts are established, the Reinsurer shall have the exclusive authority over the Bank Accounts including, without limitation, the exclusive authority to (a) open the Bank Accounts in the name of the Company, (b) designate the authorized signatories on the Bank Accounts, (c) issue drafts on and make deposits in the Bank Accounts in the name of the Company, (d) make withdrawals from the Bank Accounts and (e) enter into agreements with respect to the Bank Accounts on behalf of the Company; provided, that in no event shall the Company be responsible for any fees, overdraft charges or other payments, liabilities or obligations with respect to any such Bank Accounts. The Company shall do all things necessary to (x) enable and authorize the Reinsurer to use the Company’s existing lockboxes with respect to the Reinsured Policies and (y) to enable the Reinsurer to open and maintain the Bank Accounts including, without limitation, executing and delivering such depository resolutions and other documents as may be requested from time to time by the banking institutions. The Company agrees that without the Reinsurer’s prior written consent it shall not make any changes to the authorized signatories on the Bank Accounts nor attempt to withdraw any funds therefrom.

Section 6.4  Net Settlements.  For each Monthly Accounting Period the Parties will effect a settlements on a net basis (the “Net Settlement”) as contemplated in Annex B hereto.  The Reinsurer shall provide the Company with reports reflecting in detail the Net Settlement determinations contemplated in Annex B (a) in the case of the first [three] Monthly Accounting Periods ending after the Effective Date, not later than [twenty] Business Days after the end of such Monthly Accounting Period and (b) in the case of all other Monthly Accounting Periods, not later than ten Business Days after the end of each Monthly Accounting Period.  If a Net Settlement report reflects a balance due the Company, the amount(s) shown as due shall be paid within ten Business Days of the delivery of the report.  If (x) a Net Settlement report reflects a balance due the Reinsurer and (y) the Company does not object to the report within ten Business Days of its delivery, the amount(s) shown as due shall be paid within ten Business Days after the date on which the report was delivered.  If there is a delayed settlement of any payment due hereunder, interest will accrue on such payment at the Applicable Rate.  For purposes of this section, a payment will be considered overdue on the date which is ten Business Days after the date such payment is due hereunder provided that such interest will begin to accrue from the original due date with respect to such payment.  All settlements of account between the Company and the Reinsurer shall be made in cash or its equivalent.

Section 6.5  Actuarial Reports.  Each year in connection with the preparation of the Company’s annual financial statements, the Reinsurer’s appointed actuary shall provide to the Company’s appointed actuary a certificate of reliance stating that in his opinion, the reserves and related actuarial values concerning the Reinsured Policies:

(a)  are computed in accordance with presently accepted actuarial standards consistently applied and are fairly stated, in accordance with sound actuarial principles;

(b)   are based on actuarial assumptions which produce reserves at least as great as those called for in any contract provision as to reserve basis and method, and are in accordance with all other policy or contract provisions;

(c)  meet the requirements of the insurance laws and regulations of the Reinsurer’s state of domicile and, to the extent applicable regulations of the Reinsurer’s state of domicile vary materially from the parallel requirements of the Company’s state of domicile, a good faith estimate of the effects of any such differences and a summary description of the Reinsurer’s methodologies used in developing such estimations; and

(d)  have been subjected to satisfactory asset adequacy testing in accordance with applicable regulations.

Any certification provided pursuant to this Section 6.5 is not, and shall not be deemed to constitute, any representation as to the ultimate adequacy or sufficiency of the reserves held by the Company in respect of the Reinsured Policies.

ARTICLE VII
DAC TAX

Section 7.1  DAC Tax Election.  The Company and the Reinsurer hereby elect and agree under Treasury Regulations Section 1.848-2(g)(8) as follows:

(a)  The Company and the Reinsurer will each attach a schedule to its federal income tax return for the first taxable year ending after the Effective Date that identifies this Agreement as a reinsurance agreement for which a joint election under Treasury Regulation Section 1.848-2(g)(8) has been made, and will otherwise file its respective federal income tax returns in a manner consistent with the provisions of Treasury Regulation Section 1.848-2 as in effect on the date this Agreement is executed;

(b)  For each taxable year under this Agreement, the Party with the net positive consideration, as defined in the regulations promulgated under Section 848 of the Code, will capitalize specified policy acquisition expenses with respect to this Agreement without regard to the general deductions limitation of Section 848(c)(1) of the Code;

(c)  The Company and the Reinsurer agree to exchange information pertaining to the amount of net consideration under this Agreement each year to ensure consistency or as otherwise required by the Code and applicable Treasury Regulations;

(d)  The first tax year for which this election is effective is 2011;

(e)  The Reinsurer will submit to the Company by May 15 each year its calculation of the amount of the net consideration for the preceding calendar year.  This schedule of calculations will be accompanied by a statement that the Reinsurer will report such amount of net consideration in its tax return for the preceding calendar year;

(f)  The Company may contest such calculation by providing an alternative calculation to the Reinsurer in writing within thirty days of the Company’s receipt of the Reinsurer’s calculation.  If the Company does not so notify the Reinsurer, the Company will report the amount of net consideration as determined by the Reinsurer in the Company’s tax return for the previous calendar year;

(g)  If the Company contests the Reinsurer’s calculation of the amount of net consideration, the Parties will act in good faith to reach an agreement as to the correct amount within thirty days of the date the Company submits its alternative calculation.

Both the Company and the Reinsurer are subject to U.S. taxation under Subchapter L of Chapter 1 of the Code.

ARTICLE VIII
INSOLVENCY

Section 8.1  Insolvency.  The amount recoverable by a liquidator of the Company from the Reinsurer may not be reduced as a result of delinquency proceedings with respect to the Company.  Payment made directly to an insured or other creditor does not diminish the Reinsurer’s obligation hereunder except: (1) where this Agreement specifically provides for another payee of the reinsurance in the event of the insolvency of the ceding insurer; or (2) where the Reinsurer, with the consent of the direct insured, has assumed the policy obligations of the Company as direct obligations of the Reinsurer to the payees under a Reinsured Policy and in substitution for the obligations of the Company to the payees.  The reinsurance hereunder is payable under the Reinsured Policies reinsured by the Reinsurer on the basis of reported claims allowed in the liquidation proceedings, subject to court approval, without diminution because of the insolvency of the Company.  In the event of an insolvency of the Company, the domiciliary liquidator of the Company will give written notice to the Reinsurer of the pendency of a claim against the Company on a Reinsured Policy reinsured hereunder within a reasonable time after the claim is filed in the liquidation proceeding.  During the pendency of the claim, the Reinsurer may investigate the claim and interpose, at its own expense in the proceeding where the claim is to be adjudicated, any defenses which it considers available to the Company or its liquidator.  This expense is chargeable, subject to court approval, against the insolvent Company as part of the expense of liquidation to the extent of a proportionate share of the benefit which may accrue to the Company solely as a result of the defense undertaken by the Reinsurer.  Where two or more assuming insurers are involved in the same claim and a majority in interest elect to interpose a defense to the claim, the expense must be apportioned in accordance with the terms of this Agreement as though the expense had been incurred by the Company.

ARTICLE IX
TERMINATION

Section 9.1  Duration of Coinsurance; No Recapture.  This Agreement will be effective as of the Effective Time.  Subject to the provisions of this Article IX, this Agreement will remain in effect, and the reinsurance provided hereunder will remain in force, until termination of the policy or policies on which the reinsurance is based in accordance with the terms of this Agreement.  Except as provided in Section 9.3, the Reinsured Policies are not eligible for recapture by the Company.

Section 9.2  Termination.  This Agreement shall terminate:

(a)  at any time upon the mutual written consent of the Parties hereto, which writing shall state the effective date of termination; or

(b)  automatically at such time as no liability remains under this Agreement.

Section 9.3  Termination by the Company.  The Company, in its sole discretion, shall have the option to terminate this Agreement upon the occurrence of any one of the following events:

(a)  The Reinsurer is placed in receivership, conservatorship, rehabilitation or liquidation by any insurance regulatory authority;

(b)    The Reinsurer breaches Section 3.1 or 3.2 and fails to cure such breach by the earlier of (i) thirty days following receipt of written notice of such breach from the Company, or (ii) the last day of the calendar quarter in which such breach occurs; or

(c)  In the event that the Reinsurer fails to pay any material amount due to the Company under this Agreement and (i) such amount is not subject to a good faith dispute, (ii) the Company has exhausted all other remedies available to it under the terms of this Agreement and (iii) such failure is not cured within five Business Days following the Reinsurer’s receipt of written notice of such failure from the Company.

Section 9.4  Settlement Upon Termination by the Company.  Upon the termination of this Agreement by the Company pursuant to Section 9.3, subject to payment by the Reinsurer of any amounts due to the Company pursuant to this Section 9.4 and the payment by the Company of any amounts due to the Reinsurer pursuant to this Section 9.4, the Company shall recapture all liabilities previously ceded to the Reinsurer, the Reinsurer’s liability under this Agreement will terminate (provided, that such termination shall not relieve any Party of any pre-termination breach of this Agreement) and, subject to compliance by the Reinsurer with Section 7.3(b) of the Administrative Services Agreement, the Reinsurer shall be relieved of on-going responsibilities for servicing the Policies.  The Company shall prepare a Net Settlement report for the period commencing on the first day of the then-current calendar month and ending on the date this Agreement is terminated pursuant to Section 9.3.  On the tenth Business Day following the delivery of such Net Settlement report (a) the applicable Party shall pay any amounts due and owing by such Party on such Net Settlement report; (b) the Reinsurer shall transfer to the Company cash and assets with an aggregate Fair Market Value equal to 100% of the amount equal to the sum of: (i) Reinsurer’s Share of the Statutory Reserves held by the Company with respect to the Reinsured Policies as of the date of termination, plus (ii) the Reinsurer’s Share of the Interest Maintenance Reserve attributable the transferred assets, minus (iii) the Reinsurer’s Share of the amount of outstanding policy loans on the Reinsured Policies (to the extent such policy loans constitute admitted assets under SAP, net of any unearned policy loan interest on such loans but including amounts of interest due and accrued with respect thereto), minus (iv) the Reinsurer’s Share of net due and deferred Premiums on the Reinsured Policies reduced by advances thereon, in each case determined by the Company in accordance with SAP, consistently applied as of the date of termination (the sum of (i) through (iv), the “Reinsurer Termination Payment”); and (c) the Company shall pay to the Reinsurer cash equal to the sum of (i) 100% of the unamortized portion of the Ceding Commission, plus (ii) an amount equal to the amount of any cash and assets withdrawn by the Company or any successor by operation of law, including, without limitation, any liquidator, rehabilitator, receiver or conservator of the Company from the Trust Account prior to the date of termination, and not used to satisfy claims of policyholders under the Reinsured Policies prior to the date of termination, or otherwise pay amounts due to the Company pursuant to this Agreement, in each case determined by the Reinsurer as of the date of termination (the sum of (i) and (ii), the “Company Termination Payment”).  Any dispute by either Party of the Company Termination Payment or the Reinsurer Termination Payment shall be resolved in accordance with Section 10.3.

ARTICLE X
DISPUTE RESOLUTION

Section 10.1  Arbitration.

(a)  Arbitration.  Any dispute or other matter in question between the Reinsurer and the Company arising out of, or relating to, the formation, interpretation, performance, or breach of this Agreement (other than disputes with respect to (i) calculations relating to DAC tax, which shall be resolved in accordance with Article VII hereof, (ii) calculations of the Initial Coinsurance Premium, the Ceding Commission and the Net Retained Liabilities Cash Adjustment pursuant to Sections 1.3(a), 1.3(b) and 1.3(c), which shall be resolved in accordance with Section 10.2 hereof and (iii) calculations of other amounts that are to be calculated or reported pursuant to this Agreement, which shall be resolved in accordance with Section 10.3 hereof), whether such dispute arises before or after termination of this Agreement, and whether in contract or in tort, shall be settled by arbitration.

(b)  Good Faith Negotiation.  The Reinsurer and the Company agree that, prior to resorting to arbitration, they will negotiate diligently and in good faith, in an effort to resolve any dispute.  Once a Party notifies the other of a dispute and invokes this paragraph, the Parties shall have sixty days (or such longer period as they may agree) within which to negotiate a resolution.  At the end of sixty days, either Party may initiate arbitration.

(c)  Initiation of Arbitration.  To initiate arbitration, either the Reinsurer or the Company (the “Claimant”) shall notify the other Party (the “Respondent”) in writing of its desire to arbitrate (the “Demand”).  The Demand shall identify the nature of the dispute, the claims asserted and the relief sought.  The Demand shall be sent certified mail, with return receipt, or another service which produces a receipt.  The arbitration will be deemed to have been commenced on the date the Demand is received by the Respondent.

(d)  Arbitration Panel.

(i)  Number and Qualification of Arbitrators.  The arbitration will be conducted by a panel (the “Panel”) consisting of three arbitrators who will each have no less than ten years of industry experience and who are (1) current or former officers of life insurance or life reinsurance companies other than the Parties to this Agreement or their respective Affiliates or subsidiaries or (2) professionals with no less than twenty years of experience in or serving the life insurance or reinsurance industries.  The arbitrators serving on the Panel shall not be under the control of any Party, nor shall any member of the Panel have a financial interest in the outcome of the dispute.

(ii)  Selection of Arbitrators.  Within thirty days following the commencement of the arbitration proceedings, each Party will provide the other with the identification of their appointed arbitrator, and provide a copy of the arbitrator’s curriculum vitae.  If either Party refuses or neglects to appoint an arbitrator within thirty days, the other Party may appoint the second arbitrator to act as the appointed arbitrator for the defaulting Party.  The Parties’ appointed arbitrators shall jointly appoint a third arbitrator (the “Umpire”).  Each Party may consult, in confidence, with the arbitrator they appointed concerning the appointment of an Umpire.  If the two Party-appointed arbitrators fail to reach agreement on an Umpire within sixty days of their appointment, each Party shall exchange, within seven days thereafter, six names of qualified individuals.  Each Party will select three names from the list and notify the other Party as to its selection.  Each Party will rank the six candidates in order of preference, and the individual with the lowest total numerical ranking will act as Umpire.  If the ranking results in a tie, the Parties will draw lots from the tied individuals, and the individual chosen by lot will act as Umpire.  If either Party fails to act in good faith within a reasonable period of time to complete these procedures, the non-defaulting Party will appoint the Umpire from its original candidate pool.  The Umpire selected under this paragraph will not be advised as to which Party initiated his or her selection.

(iii)  Replacement.  In the event any arbitrator fails, refuses, or becomes unable to act as such before an award has been rendered, a successor shall be selected in the same manner as the original arbitrator.

(e)  Procedural Requirements.

(i)  Submission of Briefs.  The Claimant and Respondent shall each submit initial briefs to the Panel outlining the issues in dispute and the reasons for their respective positions within thirty days of the notice of the appointment of the Umpire.

(ii)  Standard of Review.  Insofar as not in conflict with the express terms of this Agreement, it is the intention of the parties that customs and practices of the life and reinsurance industries may be considered by the arbitrators in resolving any ambiguities inherent in this Agreement or its operation.  In the absence of any such ambiguity, the express terms of this Agreement will control.

(iii)  Hearing Procedures.  The arbitrators shall decide all substantive and procedural issues by a majority of votes.  As soon as possible following appointment, the arbitrators will meet and establish arbitration procedures as warranted by the facts and issues of the particular case.  Except as provided specifically in this Article X, the arbitrators shall have the power to determine all procedural rules of the arbitration, including, but not limited to inspection of documents, examination of witnesses, and any other matter related to the conduct of the arbitration.  Each Party may examine the witnesses who testify at the arbitration hearing.  Each Party shall have the right to be represented by legal counsel.  The arbitrator shall not be obligated to follow judicial formalities or the rules of evidence.  To the extent permitted by law, the Panel and the Umpire shall have the authority to issue subpoenas (including subpoenas to third party witnesses) and other orders to enforce their decisions.  Ex parte communications with Party-appointed arbitrators shall be permitted until the arbitration hearing commences.

(iv)  Confidentiality.  The arbitrators shall recognize the attorney/client privilege and neither a Party nor an arbitrator may disclose the existence, content, or result of any arbitration hereunder, except to the extent such disclosure may be required for review and enforcement by a court of competent jurisdiction, independent accounting audit, to support reinsurance or retrocessional recoveries, or is otherwise agreed to by the Parties.  Any third party receiving confidential information must agree to maintain confidentiality before disclosure will be permitted.

(v)  Location of Hearing.  The location of all proceedings shall be determined by the arbitrators.

(f)  Arbitration Award.

(i)  Interim Relief.  The Panel may issue orders for interim relief upon showing of good cause, including pre-award security.

(ii)  Time of Decision.  Absent good cause for an extension as determined by the Panel, the Panel shall render the award within thirty days after the date of the closing of the hearing, or if an arbitration hearing has been waived or otherwise dispensed with, within thirty days after the date that the Panel received all materials submitted by the Parties for disposition.

(iii)  Remedies.  The Panel is authorized to award any remedy or sanctions allowed by applicable law, including, but not limited to monetary damages, equitable relief, pre- or post-award interest, costs of arbitration, attorneys fees, and other final or interim relief.  Arbitrators shall not be empowered to award damages in excess of compensatory damages, and each Party irrevocably waives any damages in excess of compensatory damages.

(iv)  Decisions.  The decision of the arbitrators will be made by majority rule, and shall be final and binding on both Parties.  There shall be no appeal from the decision, except that the Parties retain all rights to challenge under the Federal Arbitration Act (9 U.S.C. §1, et seq.).  Either Party to the arbitration may petition any court having jurisdiction over the Parties to reduce the decision to judgment.

(v)  Expenses.  Unless the arbitrators decide otherwise, each Party will bear the expense of its own arbitration activities, including its appointed arbitrator and any outside attorney and witness fees.  The parties will jointly and equally bear the expense of the Umpire and other costs of the arbitration.

Section 10.2  Disputes over Initial Coinsurance Premiums and Ceding Commission Calculations.

(a)  Within thirty days following its receipt from the Reinsurer of the Initial Coinsurance Premium Reconciliation Statement or the Ceding Commission Reconciliation Statement, as applicable, or within [five] Business Days following its receipt from the Reinsurer of the Net Retained Liabilities Cash Reconciliation Statement (the “Review Period”), the Company shall either (i) notify the Reinsurer in writing of its agreement with the calculation of the Actual Initial Coinsurance Premium, the Actual Ceding Commission or the Net Retained Liabilities Cash Adjustment, as applicable, set forth therein (“Notice of Agreement”); or (ii) if the Company determines that the Initial Coinsurance Premium Reconciliation Statement, the Ceding Commission Reconciliation Statement or the Net Retained Liabilities Cash Reconciliation Statement, as applicable, or the calculations reflected therein either (x) have not been prepared on the basis set forth in Section 1.3 or (y) contain or reflect mathematical errors, inform the Reinsurer in writing of its objection (the “Company’s Objection”), which notice shall set forth in reasonable detail a description of the basis of the Company’s Objection and the adjustments to such Initial Coinsurance Premium Reconciliation Statement, Ceding Commission Reconciliation Statement or Net Retained Liabilities Cash Reconciliation Statement, as applicable, or the calculations reflected therein that the Company requests be made.  The Reinsurer shall, following the Effective Date through the date that the Initial Coinsurance Premium Reconciliation Statement, the Ceding Commission Reconciliation Statement or the Net Retained Liabilities Cash Reconciliation Statement, as applicable, becomes final in accordance with the last sentence of Section 10.2(c), take all actions necessary or desirable to maintain and preserve all accounting books, records, policies and procedures on which such Initial Coinsurance Premium Reconciliation Statement, Ceding Commission Reconciliation Statement or Net Retained Liabilities Cash Reconciliation Statement, as applicable, are based or on which the finalized Initial Coinsurance Premium Adjustment, the finalized Ceding Commission Adjustment or the finalized Net Retained Liabilities Cash Adjustment, as applicable, are to be based so as not to impede or delay the determination of the finalized Actual Initial Coinsurance Premium, the finalized Value of the Transferred Assets on the Effective Date, the finalized Actual Ceding Commission or the finalized the Net Retained Liabilities Cash Adjustment, as applicable, or the preparation of the Company’s Objection in the manner and utilizing the methods permitted by this Agreement.  Upon receipt by the Reinsurer of a Notice of Agreement from the Company or if no Company’s Objection is received by the Reinsurer prior to the expiration of the Review Period, the Actual Initial Coinsurance Premium or the Actual Ceding Commission, as applicable, and the Reinsurer’s calculation of the Initial Coinsurance Premium Adjustment, the Ceding Commission Adjustment or the Net Retained Liabilities Cash Adjustment (as set forth in the Net Retained Liabilities Cash Reconciliation Statement), as applicable, shall be deemed to have been accepted by the Company and will become final and binding upon the Parties in accordance with the last sentence of Section 10.2(c).

(b)  If the Company timely delivers a Company’s Objection to the Reinsurer, the Reinsurer shall have thirty days in the case of a Company’s Objection with respect to the Initial Coinsurance Premium or the Ceding Commission or [five] Business Days in the case of a Company’s Objection with respect to the Net Retained Liabilities Cash Adjustment, as applicable, in each case from the date of such delivery to review and respond to such Company’s Objection (the “Consultation Period”).  The Parties shall use reasonable, good faith efforts to resolve any disagreements that they may have with respect to the matters set forth in the Company’s Objection.  If the Parties are unable to resolve all of their disagreements with respect to the matters set forth in the Company’s Objection within ten Business Days following the expiration of the Consultation Period, then the Parties shall submit all matters that remain in dispute with respect to the Company’s Objection (along with a copy of the Initial Coinsurance Premium Reconciliation Statement, the Ceding Commission Reconciliation Statement or the Net Retained Liabilities Cash Reconciliation Statement, as applicable, and the Reinsurer’s calculation of the amounts set forth therein, marked to indicate those line items that are still in dispute) to Ernst & Young, LLP, or another internationally recognized firm of independent certified public accountants with appropriate actuarial expertise as to which the Parties mutually agree (the “CPA Firm”), which shall, acting as an expert and not as an arbitrator, make a final determination, on the basis of the standards set forth in Section 1.3 hereof, and only with respect to any remaining differences submitted to the CPA Firm, in accordance with this Section 10.2(b), of the appropriate amount of each line item in the Initial Coinsurance Premium Reconciliation Statement, the Ceding Commission Reconciliation Statement or the Net Retained Liabilities Cash Reconciliation Statement, as applicable, and the Reinsurer’s calculation of the amounts set forth therein as to which the Parties disagree (such items that remain in dispute, the “Unresolved Items”).

(c)  The Parties shall instruct the CPA Firm to deliver its written determination to the Reinsurer and the Company no later than fifteen Business Days after the Unresolved Items are referred to the CPA Firm.  The CPA Firm’s determination shall include a certification that it reached such determination in accordance with this Section 10.2(c) and shall be conclusive and binding upon the Parties, absent clear and manifest error.  With respect to each Unresolved Item, the CPA Firm’s determination, if not in accordance with the position of either the Company or the Reinsurer, shall not be more favorable to the Company than the amounts advocated by the Company in the Company’s Objection or more favorable to the Reinsurer than the amounts advocated by the Reinsurer in the Initial Coinsurance Premium Reconciliation Statement, the Ceding Commission Reconciliation Statement or the Net Retained Liabilities Cash Reconciliation Statement, as applicable, or the Reinsurer’s calculations of the amounts set forth therein with respect to such disputed line item and/or calculation.  For the avoidance of doubt, (i) the CPA Firm’s review of the Initial Coinsurance Premium Reconciliation Statement, the Ceding Commission Reconciliation Statement or the Net Retained Liabilities Cash Reconciliation Statement, as applicable, and the Reinsurer’s calculation of the amounts set forth therein shall be limited to a determination of whether such documents and calculations were prepared in accordance with Section 1.3, and (ii) the CPA Firm shall not review any line items or make any determination with respect to any matters other than the Unresolved Items that were referred to the CPA Firm for resolution pursuant to this Section 10.2(c).  The Initial Coinsurance Premium Reconciliation Statement, the Ceding Commission Reconciliation Statement or the Net Retained Liabilities Cash Reconciliation Statement, as applicable, and the determination of the amounts set forth therein that are final and binding on the Parties, as determined either through (1) the Company’s delivery of a Notice of Agreement pursuant to Section 10.2 (a), (2) the Company’s failure to deliver Company’s Objection prior to expiration of the Review Period pursuant to Section 10.2(a), (3) agreement by the Parties during the Consultation Period or (4) the determination of the CPA Firm pursuant to this Section 10.2(c) are referred to herein as the “finalized Initial Coinsurance Premium Reconciliation Statement”, the “finalized Ceding Commission Reconciliation Statement”, the “finalized Net Retained Liabilities Cash Reconciliation Statement”, the “finalized Actual Initial Coinsurance Premium”, the “finalized Value of the Transferred Assets as of the Effective Date”, the “finalized Actual Ceding Commission”, the “finalized Initial Coinsurance Premium Adjustment”, the “finalized Ceding Commission Adjustment” and the “finalized Net Retained Liabilities Cash Adjustment”, as the case may be.

(d)  The Parties agree that judgment may be entered upon the CPA Firm’s determination in any court having jurisdiction over the Reinsurer or the Company, as the case may be.  The fees and disbursements of the CPA Firm shall be paid by the Parties in proportion to those matters submitted to the CPA Firm that are resolved against that Party, as such fees and disbursements are allocated by the CPA Firm in accordance with this Section 10.2 at the time of the CPA Firm’s determination.  At any time following delivery of the Initial Coinsurance Premium Reconciliation Statement, the Ceding Commission Reconciliation Statement or the Net Retained Liabilities Cash Reconciliation Statement, as applicable, the Reinsurer shall provide to the Company and its Representatives full access to books and records and other information with respect to the Reinsured Policies, including work papers of its accountants (subject to execution by the Company and/or its Representatives, as applicable, of a customary hold-harmless agreement in form and substance reasonably acceptable to such accountants), and to any employees during regular business hours and on reasonable advance notice, to the extent necessary for the Company to review the Initial Coinsurance Premium Reconciliation Statement, the Ceding Commission Reconciliation Statement or the Net Retained Liabilities Cash Reconciliation Statement, as applicable, or the Reinsurer’s calculation of the amounts set forth therein, to prepare Company’s Objection or to prepare materials for presentation to the CPA Firm.  The Parties shall make readily available to the CPA Firm, during regular business hours and on reasonable advance notice, interviews with such employees, and all relevant information, books and records and any work papers of their respective accountants (in each case, subject to execution by the CPA Firm of a customary hold-harmless agreement in form and substance reasonably acceptable to such accountants) relating to the Initial Coinsurance Premium Reconciliation Statement, the Ceding Commission Reconciliation Statement or the Net Retained Liabilities Cash Reconciliation Statement, as applicable, and any Unresolved Items and all other items reasonably required by the CPA Firm to fulfill its obligations under Section 10.2(c).  In acting under this Section 10.2, the CPA Firm will be entitled to the privileges and immunities of an arbitrator.

Section 10.3  Other Disputes over Calculations.  After the Effective Date, any dispute between the Parties with respect to the calculation of amounts that are to be calculated or reported pursuant to this Agreement (other than disputes with respect to calculations relating to DAC tax, which shall be resolved in accordance with Article VII hereof, and dispute with respect to the Initial Coinsurance Premium, the Ceding Commission and the Net Retained Liabilities Cash Adjustment pursuant to Sections 1.3(a), 1.3(b) and 1.3(c), which shall be resolved in accordance with Section 10.2 hereof), including disputes with respect to any Net Settlement, valuation of the assets held in the Trust Account or the amount of the Reinsurer Termination Payment or the Company Termination Payment, that cannot be resolved by the Parties within sixty calendar days, shall be referred to an independent accounting firm of national recognized standing (which shall not have any material relationship with the Reinsurer or the Company) mutually agreed to by the Parties; provided, however, that where the dispute involves an actuarial issue, the dispute shall instead be referred to an independent actuarial firm of national recognized standing (which shall not have any material relationship with the Reinsurer or the Company) mutually agreed to by the Parties.  There shall be no appeal from the decision made by such firm, which shall be final and binding, except that, either Party may petition a court having jurisdiction over the Parties and subject matter to reduce the arbitrator’s decision to judgment.  The fees charged by the accounting firm or actuarial firm, as applicable, to resolve the dispute shall be allocated between the Company and the Reinsurer by such firm in accordance with its judgment as to the relative merits of the Parties’ positions in respect of the dispute.

ARTICLE XI
INDEMNIFICATION

Section 11.1  Indemnification of the Reinsurer by the Company.  From and after the Effective Date, the Company shall indemnify, defend and hold harmless the Reinsurer and its officers, directors and Representatives (the “Reinsurer Indemnified Parties”) against, and hold each of them harmless from all Losses imposed on, sustained or incurred or suffered by, or asserted against, the Reinsurer Indemnified Parties (a) with respect to the Excluded Liabilities, or (b) which arise out of (i) any inaccuracy or breach of any representation or warranty of the Company set forth in Section 4.2 hereof or (ii) any breach or nonfulfillment by the Company of, or any failure by the Company to perform, any of the covenants, terms or conditions of or any of its duties or obligations under this Agreement unless such breach, nonfulfillment or failure arises out of or results from the action or omission of the Reinsurer pursuant to the Administrative Services Agreement, or (c) which arise out of any enforcement of this indemnity.

Section 11.2  Indemnification of the Company by the Reinsurer.  From and after the Effective Date, the Reinsurer shall indemnify, defend and hold harmless the Company, and its officers, directors and Representatives (the “Company Indemnified Parties”) against, and hold each of them harmless from all Losses imposed on, sustained or incurred or suffered by, or asserted against, the Company Indemnified Parties (a) with respect to the Reinsured Liabilities, or (b) arising from Extra Contractual Obligations other than the Excluded Liabilities, or (c) arising out of (i) any inaccuracy or breach of any representation or warranty of the Reinsurer set forth in Section 4.1 hereof or (ii) any breach or nonfulfillment by the Reinsurer of, or any failure by the Reinsurer to perform, any of the covenants, terms or conditions of or any of its duties or obligations under this Agreement, or (iii) written instructions of the Reinsurer given pursuant to Section 1.4, Section 1.5, Section 1.8(b), Section 2.2 or Section 3.3(b) hereof, or (c) arising out of any enforcement of this indemnity.

Section 11.3  Claims Notice.  In the event that either the Company or Reinsurer wishes to assert a claim for indemnification hereunder, the Party seeking indemnification (the “Indemnified Party”) shall deliver written notice (a “Claims Notice”) to the other Party (the “Indemnifying Party”) no later than ten Business Days after such claim becomes known to the Indemnified Party, specifying the facts constituting the basis for, and the amount (if known) of the claim asserted.  Failure to deliver a Claims Notice with respect to a claim (other than a claim based on an Asserted Liability, as defined below) in a timely manner as specified in the preceding sentence shall not be deemed a waiver of the Indemnified Party’s right to indemnification hereunder for Losses in connection with such claim, but the amount of reimbursement to which the Indemnified Party is entitled shall be reduced to the extent the Indemnifying Party is materially prejudiced by such failure to timely deliver such Claims Notice.

Section 11.4  Right to Contest Claims of Third Parties.

(a)  If an Indemnified Party asserts, or may in the future seek to assert, a claim for indemnification hereunder because (i) of a claim or demand made, or an action, proceeding or investigation instituted, by any Person not a party to this Agreement (a “Third Party Claimant”) that may result in a liability with respect to which the Indemnified Party would be entitled to indemnification pursuant to this Article XI or (ii) the Company has become aware of any circumstance that could result in a claim for indemnification by the Reinsurer hereunder with respect to any Extra Contractual Obligation described in clauses (v) through (viii) of the definition of “Extra Contractual Obligation” (regardless of whether any claim or demand has been made, or any action, proceeding or investigation has been instituted by a Third Party Claimant with respect to such Extra Contractual Obligation), (each, an “Asserted Liability”), the Indemnified Party, shall deliver to the Indemnifying Party a Claims Notice with respect thereto, which Claims Notice shall, in accordance with the provisions of Section 11.3 be delivered as promptly as practicable after such Asserted Liability is actually known to the Indemnified Party.  Failure to deliver a Claims Notice with respect to a claim in a timely manner as specified in the preceding sentence shall not be deemed a waiver of the Indemnified Party’s right to indemnification hereunder for a liability in connection with such claim, but the amount of reimbursement to which the Indemnified Party is entitled shall be reduced to the extent the Indemnifying Party is materially prejudiced by such failure to timely deliver such Claims Notice.

(b)  The Indemnifying Party shall have the right, upon written notice to the Indemnified Party, to investigate, contest, defend or settle any Asserted Liability that may result in a liability with respect to which the Indemnified Party is entitled to indemnification pursuant to this Article XI, provided that the Indemnified Party may, at its option and at its own expense, participate in the investigation, contesting, defense or settlement of any such Asserted Liability through Representatives and counsel of its own choosing; and, provided further, that the Indemnifying Party shall not settle any Asserted Liability unless (i)(A) such settlement is on exclusively monetary terms, (B) the Indemnifying Party obtains a complete release for the Indemnified Party with respect to such Asserted Liability, (C) such settlement does not involve a class action claim or a claim which alleges bad faith on the part of the Indemnified Party and (D) such settlement would not be reasonably expected to result in an adverse effect on the reputation, licenses or regulatory status of the Indemnified Party; or (ii) the Indemnified Party shall have consented to the terms of such settlement, which consent shall not unreasonably be withheld.   If requested by the Indemnifying Party, the Indemnified Party will, at the sole cost and expense of the Indemnifying Party, cooperate with the Indemnifying Party and its counsel in contesting any Asserted Liability or, if appropriate and related to the Asserted Liability in question, in making any counterclaim against the Third Party Claimant, or any cross-complaint against any Person (other than the Indemnified Party or its Affiliates).  Unless and until the Indemnifying Party elects to defend the Asserted Liability, the Indemnified Party shall have the right, at its option and at the Indemnifying Party’s expense to do so in such manner as it deems appropriate, provided, however, that the Indemnified Party shall not settle or compromise any Asserted Liability for which it seeks indemnification hereunder without the prior written consent of the Indemnifying Party (which shall not be unreasonably withheld).

(c)  The Indemnifying Party shall be entitled to participate in (but not to control) the defense of any Asserted Liability which it is not defending with its own counsel and at its own expense.

(d)  The Company and Reinsurer shall make mutually available to each other all relevant information in their possession relating to any Asserted Liability (except to the extent that such action would result in a loss of attorney-client privilege) and shall cooperate with each other in the defense thereof.

Section 11.5  Mitigation.  Each Party agrees to use its respective commercially reasonable efforts to mitigate Losses and not to cause or worsen any liability as would constitute a liability of the other Party pursuant to any claim of indemnification hereunder.

Section 11.6  Subrogation; Insurance.  Upon making any indemnification payment, the Indemnifying Party will, to the extent of such payment, be subrogated to all rights of the Indemnified Party against any third party in respect of the Loss to which the payment relates.  The amount of Losses sustained by an Indemnified Party and owed by an Indemnifying Party shall be reduced by any amount received by such Indemnified Party with respect thereto under any insurance or reinsurance coverage from any other party alleged to be responsible therefor.  The Indemnified Party shall use reasonable efforts at the Indemnifying Party’s expense to collect any amounts available under such insurance or reinsurance coverage and from such other party alleged to have responsibility.

ARTICLE XII
CONFIDENTIALITY

Section 12.1  Confidentiality.  Each of the Reinsurer and the Company agrees to hold any Confidential Information with respect to the other Party in strictest confidence and to take all reasonable steps to ensure that such Confidential Information is not disclosed in any form by any means by it or by its Affiliates, employees, advisors, agents or administrators (collectively, “Representatives”) to third parties of any kind; provided that the foregoing obligation shall not prohibit disclosure of any such information (a) if required by Law, stock exchange rules or a Governmental or Regulatory Authority (in which case the disclosing party shall allow (to the extent permitted by law and reasonably practicable) the other Party a reasonable opportunity to comment on such disclosure in advance of such disclosure); (b) to Representatives, auditors or ratings agencies, provided, that such Representatives, auditors or ratings agencies are made aware of the provisions of this Article XII; (c) to the extent that the information has been made public by or on behalf of, or with the prior consent of, the non-disclosing party; (d) if required in connection with any report required to be filed or submitted with any Governmental or Regulatory Authority; and (e) to the extent reasonably necessary in connection with any dispute with respect to this Agreement.  The Reinsurer agrees to hold medical, financial and other personal information about proposed, current, and former policyowners, insureds, applicants, and beneficiaries of Policies in confidence to the extent required to be held in confidence under applicable Law and the Reinsurer’s privacy policy or policies and shall establish and maintain safeguards against the unauthorized access, destruction, loss or alteration of such information which are no less rigorous than those maintained by Reinsurer for its own information of a similar nature. Notwithstanding anything to the contrary, for purposes of this Section 12.1, the Reinsurer in its capacity as Administrator on behalf of the Company shall not be considered an advisor, agent or administrator of the Company.

ARTICLE XIII
DEFINITIONS AND CONSTRUCTION

Section 13.1  Definitions.  Unless the context requires otherwise, for all purposes of this Agreement, the capitalized terms set forth below shall have the following meanings:

(a)  “Actual Ceding Commission” has the meaning ascribed thereto in Section 1.3(b)(iv).

(b)   “Actual Initial Coinsurance Premium” has the meaning ascribed thereto in Section 1.3(a)(iv).

(c)  “Administrative Services Agreement” has the meaning ascribed thereto in the Recitals.

(d)  “Administrator” means the Reinsurer in its capacity as administrator under the Administrative Services Agreement.

(e)  “Affiliate” means, as applied to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, such other Person at the time at which the determination of affiliation is made.  The term “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as applied to any Person, means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or other ownership interests, by contract or otherwise.

(f)  “Agreement” has the meaning ascribed thereto in the Recitals.

(g)   “Applicable Rate” means, with respect to any payment date, an interest rate equal to one-month LIBOR for dollars that appears on page LIBOR 01 (or a successor page) of the Reuters Telerate Screen as of 11:00 a.m., London time, on the day that is two Business Days preceding such payment date.

(h)  “Asserted Liability” has the meaning ascribed thereto in Section 11.4(a).

(i)  “Assumed Reinsurance Agreement” means any reinsurance agreement in effect as of the Effective Time under which the Company assumes liabilities or obligations with respect to any Policy, including the assumed reinsurance agreements listed on Schedule 13.1(i) hereto.

(j)  “Bank Accounts” has the meaning ascribed thereto in Section 6.3.

(k)  “Books and Records” has the meaning ascribed thereto in the Stock Purchase Agreement, but shall not include Tax Returns or Tax Records (each as defined in the Stock Purchase Agreement).

(l)  “Business Day” means any day other than a Saturday, a Sunday or a day on which banks in [Birmingham, Alabama or Greenville, South Carolina] are authorized or obligated by law or executive order to remain closed.

(m)  “Ceding Commission” has the meaning ascribed thereto in Section 1.3(b)(i).

(n)  “Ceding Commission Adjustment” has the meaning ascribed thereto in Section 1.3(b)(iv).

(o)  “Ceding Commission Reconciliation Statement” has the meaning ascribed thereto in Section 1.3(b)(iv).

(p)  “Claimant” has the meaning ascribed thereto in Section 10.1(c).

(q)  “Claims Notice” has the meaning ascribed thereto in Section 11.3.

(r)  “Code” means the Internal Revenue Code of 1986, as amended.

(s)  “Collateral” has the meaning ascribed thereto in Section 1.10(a).

(t)   “Company” has the meaning ascribed thereto in the Recitals.

(u)  “Company Indemnified Parties” has the meaning ascribed thereto in Section 11.2.

(v)  “Company’s Objection” has the meaning ascribed thereto in Section 10.2(a).

(w)  “Company Termination Payment” has the meaning ascribed thereto in Section 9.4.

(x)   “Confidential Information” means (i) with respect to the Company, any information with respect to the Company (other than information relating to the Policies) that is not generally available to the public, and includes, without limitation, policyholder lists, any medical, financial and other personal information about proposed, current, and former policyowners, insureds, applicants, and beneficiaries of the Company (other than proposed, current, and former policyowners, insureds, applicants and beneficiaries of the Policies) and information or knowledge about the Company’s processes, services, finances and reserving methodology and (ii) with respect to the Reinsurer, any information with respect to the Policies or the Reinsurer that is not generally available to the public, and includes, without limitation, policyholder lists, any medical, financial and other personal information about proposed, current, and former policyowners, insureds, applicants, and beneficiaries of Policies and information or knowledge about the Reinsurer’s processes, services, finances and reserving methodology.

(y)  “Consultation Period” has the meaning ascribed thereto in Section 10.2(b).

(z)  “CPA Firm” has the meaning ascribed thereto in Section 10.2(b).

(aa)  “Demand” has the meaning ascribed thereto in Section 10.1(c).

(bb)  “Direct Reinsured Policies” has the meaning ascribed thereto in Section 1.1.

(cc)   “Discounted Interest Maintenance Reserve Amortization” has the meaning ascribed thereto in (i) with respect to the calculation of the Estimated Ceding Commission, Annex C and (ii) with respect to the calculation of the Actual Ceding Commission, Annex D.

(dd)  “Effective Date” means [•], 2011.

(ee)  “Effective Time” means 12:01 a.m. Eastern time on the Effective Date.

(ff)  “Encumbrance” has the meaning ascribed thereto in the Stock Purchase Agreement.

(gg)  “Estimated Balance Sheet” has the meaning ascribed thereto in the Stock Purchase Agreement.

(hh)  “Estimated Ceding Commission” has the meaning ascribed thereto in Section 1.3(b)(ii).

(ii)  “Estimated Initial Coinsurance Premium” has the meaning ascribed thereto in Section 1.3(a)(ii).

(jj)  “Estimated NB Volume Adjustment Schedule” has the meaning ascribed thereto in the Stock Purchase Agreement.

(kk)  “Excluded Liabilities” means any claim or liability under, in connection with, or with respect to the Policies, for Extra Contractual Obligations (i) that are based upon, relate to, or arise out of, any act, error or omission of the Company, its Affiliates or any of their respective officers, directors, employees or agents (excluding the Reinsurer and its Affiliates in their capacity as Administrator pursuant to the Administrative Services Agreement and any successor, assign, designee or subcontractor appointed by the Reinsurer as Administrator) occurring on or after the Effective Time, unless the Reinsurer directed or consented to the act or course of conduct that led directly to the imposition of the Extra Contractual Obligations; provided, however, that the term “Excluded Liabilities” shall not apply to Extra Contractual Obligations in items (A) through (C) of Schedule 7.3(a) to the Stock Purchase Agreement; or (ii) to the extent such Extra Contractual Obligations were included as liabilities on the Final Balance Sheet and were not included in item 5 of Schedule 2 to the Stock Purchase Agreement; provided, that an amount in excess of the amount reflected as a liability on the Final Balance Sheet shall not be an Excluded Liability.

(ll)  “Existing Direct Reinsured Policies” has the meaning ascribed thereto in Section 1.1.

(mm)  “Existing Indirect Reinsured Policies” has the meaning ascribed thereto in Section 1.1.

(nn)  “Extra Contractual Obligations” means all liabilities, obligations or losses (whether known or unknown, contingent or otherwise) incurred or arising at any time under or relating to any Policy that are not provided by the contractual benefits arising under the express terms and conditions of such Policy or are in excess of the applicable Policy benefits, including, without limitation, any liability for taxes, toll charges, fines, penalties, forfeitures, excess or penalty interest, punitive, special, exemplary or other form of extra-contractual damages or attorneys’ fees and costs awarded, which liabilities, obligations or losses arise from any act, error or omission, whether or not intentional, negligent, in bad faith or otherwise relating to: (i) the marketing, sale, underwriting, issuance or administration of the Policies; (ii) the investigation, defense, trial, settlement or handling of claims, benefits or payments under the Policies; (iii) the failure to pay, the delay in payment of, or errors in calculating or administering the payment of, benefits, claims or any other amounts due or alleged to be due under or in connection with the Policies; (iv) Premium Taxes other than those settled under Section 1.6 in connection with premiums received under the Policies; (v) the failure of any Policy to provide the purchaser, policyholder, account holder or other holder or intended beneficiaries thereof with tax treatment under the Code that is the same as or more favorable than the tax treatment under the Code (1) that was purported to apply in materials provided at the time of issuance, assumption, exchange, modification or sale of the Policy by the Company or any of its predecessors or (2) for which policies or contracts of that type are intended to qualify under the Code; (vi) the treatment of any Policy as a “modified endowment contract” within the meaning of Section 7702A of the Code, except where the holder of the Policy shall have consented to its status as a “modified endowment contract” under Section 7702A; (vii) costs and expenses attributable to the continuing engagement of Smart Business Advisory and Consulting, LLC, pursuant to the “Statement of Work” dated as of June 12, 2008; (viii) the failure of the Company to comply with any applicable tax information reporting or disclosure requirements (other than any such requirements applicable to the Company’s income tax returns) or tax withholding requirements with respect to distributions or payments made pursuant to the Policies; (ix)

any Taxes (as defined in the Stock Purchase Agreement) applicable to the Transferred Assets; and (x) any transfer, sales, use, value added, excise, stock transfer, documentary stamp, recording, registration and any similar taxes that become payable as a result of the acquisition by the Life Reinsurer of the Transferred Assets (including any real property transfer tax and any similar tax); provided that “Extra Contractual Obligations” will not under any circumstances include U.S. federal or state income or capital stock or similar taxes (or interest or penalties payable with respect thereto) imposed upon the Company or any of its Affiliates.

(oo)  “Fair Market Value” means, with respect to any asset (other than cash) as of any date of determination, fair market value of such asset determined in accordance with SAP and based on the closing price obtained from [•](1), as of the close of business on the date of determination, together with any accrued and unpaid interest thereon.

(pp)  “Final Balance Sheet” has the meaning ascribed thereto in the Stock Purchase Agreement.

(qq)  “Final NB Volume Adjustment Schedule” has the meaning ascribed thereto in the Stock Purchase Agreement.

(rr)  “Financed Amount” means, as of any date of determination, the gross statutory reserves (including deficiency reserves) and any additional policy-related liabilities that are required to be held by the Reinsurer with respect to all or any portion of the Reinsured Policies retroceded by the Reinsurer in connection with any reserve financing or securitization transaction as of such date of determination reduced by credit for reinsurance taken by the Company in respect of such Financed Amount for Other Reinsurance; provided that the Financed Amount shall not exceed $250,000,000 without the prior written consent of the Company.  Such reserves and liabilities are posted in lines 1 through 9.4 inclusive on page 3 of the Company’s 2010 financial statements as prepared under SAP.  For years after 2010, reserves and liabilities corresponding to those lines of the Company’s 2010 SAP financial statements will be included in the Financed Amount even if the form of SAP financial statements changes.

(ss)  “Governmental or Regulatory Authority” means any court, tribunal, arbitrator, authority, agency, commission, official or other instrumentality of the United States or any federal, national, state, municipal, county, city or other political subdivision.

(tt)  “Indemnified Party” has the meaning ascribed thereto in Section 11.3.

(uu)  “Indemnifying Party” has the meaning ascribed thereto in Section 11.3.

(1)  Insert name of the independent pricing service used by the Company prior to the Effective Date,

(vv)  “Indirect Reinsured Policies” has the meaning ascribed thereto in Section 1.1.

(ww)  “Initial Coinsurance Premium” has the meaning ascribed thereto in Section 1.3(a)(i).

(xx)  “Initial Coinsurance Premium Adjustment” has the meaning ascribed thereto in Section 1.3(a)(iv).

(yy)  “Initial Coinsurance Premium Reconciliation Statement” has the meaning ascribed thereto in Section 1.3(a)(iv).

(zz)  “Interest Maintenance Reserve” means the interest maintenance reserve, as determined in accordance with SAP, consistently applied.

(aaa)  “Law” means all laws, statutes, rules, regulations, ordinances and other pronouncements having the effect of law of the United States or any state, municipality, county, city or other political subdivision thereof or of any Governmental or Regulatory Authority.

(bbb)  “Life NB Amount” has the meaning ascribed thereto in Exhibit B to the Stock Purchase Agreement.

(ccc)  “Losses” means any damages, claims, losses, liabilities, charges, actions, suits, proceedings, deficiencies, taxes, fees, assessments, interest, penalties, and reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees and expenses).

(ddd)  “Monthly Accounting Period” means, with respect to any calendar month, the period beginning on the first day of such calendar month and ending on the last day of such calendar month.

(eee)   “Net Retained Liabilities” means, with respect to any time of determination, all liabilities or obligations in respect of any Policies that, under the terms of any Other Reinsurance Agreement covering such Policy, (i) the Company is required to retain unreinsured and for its own account or (ii) in the opinion of the Company and the Reinsurer, requires consent from any party to such agreement in order to effect reinsurance under this Agreement, and as to which a waiver of such requirement or other consent has not been obtained prior to such time of determination.

(fff)   “Net Retained Liabilities Cash Adjustment” has the meaning ascribed thereto in Section 1.3(c).

(ggg)  “Net Retained Liabilities Cash Reconciliation Statement” has the meaning ascribed thereto in Section 1.3(c).

(hhh)  “Net Retained Liabilities Ceding Commission Interest” means an amount equal to the ratio of the Net Retained Liabilities Initial Ceding Commission Adjustment as of the True-Up Date over the Net Retained Liabilities as of the True-Up Date, multiplied by an amount equal to the Net Retained Liabilities Earned Interest.

(iii)  “Net Retained Liabilities Earned Interest” means an amount equal to the ratio of the Net Retained Liabilities Initial Coinsurance Premium Adjustment as of the True-Up Date over the actual amount of the Initial Coinsurance Premium, multiplied by an amount equal to the aggregate interest earned on the Transferred Assets from the Effective Date through the True-Up Date.

(jjj)  “Net Retained Liabilities Initial Ceding Commission Adjustment” means, as of any time of determination, an amount equal to the portion of the $200,500,000 amount set forth in clause (1) of the definition “Ceding Commission” attributable to the Net Retained Liabilities immediately prior to such time, determined by the Reinsurer in accordance with the methodology set forth on Annex E.

(kkk)  “Net Retained Liabilities Initial Coinsurance Premium Adjustment” means, as of any time of determination, an amount equal to the Reinsurer’s Share of gross statutory reserves (including deficiency reserves) and any additional policy-related liabilities that were required to be held by the Company immediately prior to the Effective Time with respect to the Net Retained Liabilities as of such time, net of (1) the Reinsurer’s Share of policy loan balances immediately prior to the Effective Time on Net Retained Liabilities as of such time, and (2) the Reinsurer’s Share of net due and deferred Premiums immediately prior to the Effective Time on Net Retained Liabilities as of such time, reduced by credit for reinsurance taken by the Company in respect of the Net Retained Liabilities for Other Reinsurance immediately prior to the Effective Time.  Such reserves and liabilities are posted in lines 1 through 9.4 inclusive on page 3 of the Company’s 2010 financial statements as prepared under SAP.  For years after 2010, reserves and liabilities corresponding to those lines of the Company’s 2010 SAP financial statements will be included in the Net Retained Liabilities Initial Coinsurance Premium Adjustment even if the form of SAP financial statements changes.

(lll)  “Net Retained Liabilities True-Up Date” means the earlier of (i) the True-Up Date and (ii) the date that is [seventy-five] days following the Effective Date.

(mmm)  “Net Retained Liability Ceding Commission Amount” means with respect to any Net Retained Liability for which a waiver or consent is obtained subsequent to the Net Retained Liabilities True-Up Date to reinsure such Net Retained Liability under the terms of this Agreement or the Parties otherwise agree that any such waivers or consents shall not be required as a condition to coverage hereunder, an amount equal to the portion of the $200,500,000 amount set forth in clause (1) of the definition “Ceding Commission” attributable to such Net Retained Liability determined by the Reinsurer in accordance with the methodology set forth on Annex F.

(nnn)  “Net Retained Liability Reserve Transfer Amount” means with respect to any Net Retained Liability for which a waiver or consent is obtained subsequent to the Net Retained Liabilities True-Up Date to reinsure such Net Retained Liability under the terms of this Agreement or the Parties otherwise agree that any such waivers or consents shall not be required as a condition to coverage hereunder, the gross statutory reserves (including deficiency reserves) and any additional policy-related liabilities that are required to be held by the Company with respect to such Net Retained Liability immediately prior to the time of such waiver, consent or agreement by the Parties, as applicable, net of the Reinsurer’s Share of (1) policy loan balances on such Net Retained Liability immediately prior to the time of such waiver, consent or agreement by the Parties, as applicable, and (2) net due and deferred Premiums on such Net Retained Liability immediately prior to the time of such waiver, consent or agreement by the Parties, as applicable, reduced by credit for reinsurance taken by the Company in respect of such Net Retained Liability for Other Reinsurance immediately prior to the time of such waiver, consent or agreement by the Parties, as applicable.  Such reserves and liabilities are posted in lines 1 through 9.4 inclusive on page 3 of the Company’s 2010 financial statements as prepared under SAP.  For years after 2010, reserves and liabilities corresponding to those lines of the Company’s 2010 SAP financial statements will be included in Net Retained Liability Reserve Transfer Amount even if the form of SAP financial statements changes.

(ooo)  “Net Settlement” has the meaning ascribed thereto in Section 6.4.

(ppp)  “New Direct Reinsured Policies” has the meaning ascribed thereto in Section 1.1.

(qqq)   “New Indirect Reinsured Policies” has the meaning ascribed thereto in Section 1.1.

(rrr)  “Non-Guaranteed Elements” has the meaning ascribed thereto in Section 1.8(b).

(sss)  “Notice of Agreement” has the meaning ascribed thereto in Section 10.2(a).

(ttt)  “Other Reinsurance” means reinsurance ceded with respect to Reinsured Policies under the terms of the ceded reinsurance agreements that the Company has entered into with third parties prior to the Effective Time covering the Reinsured Policies, including the ceded reinsurance agreements listed on Schedule 13.1(ttt) hereto, and any ceded reinsurance agreement entered into by the Company with the Reinsurer’s consent pursuant to Section 1.7, as all such reinsurance ceded may be in force from time to time.

(uuu)  “Other Reinsurance Agreements” means the reinsurance treaties and agreements documenting the Other Reinsurance (including all amendments and modifications thereto entered into prior to the Effective Date or pursuant to Section 2.2).

(vvv)  “Other Reinsurance Benefits” means, for any period, the aggregate amount of benefits received by the Company for reinsurance ceded pursuant to Other Reinsurance Agreements with respect to the Reinsured Policies during such period.

(www)  “Other Reinsurance Premiums” means, for any period, the aggregate amount of premiums paid by the Company pursuant to Other Reinsurance Agreements with respect to the Reinsured Policies during such period.

(xxx)  “Panel” has the meaning ascribed thereto in Section 10.1(d)(i).

(yyy)   “Party” has the meaning ascribed thereto in the Recitals.

(zzz)  “Parties” has the meaning ascribed thereto in the Recitals.

(aaaa)  “Permitted Encumbrance” has the meaning ascribed thereto in the Stock Purchase Agreement.

(bbbb)  “Person” means an individual, a corporation, a partnership, an association, a limited liability company, a trust or other entity or organization.

(cccc)  “Policies” mean all of the insurance policies and contracts (including supplementary contracts), together with all related binders, slips and certificates and including applications therefor and all supplements, endorsements, riders and agreements in connection therewith, issued or reinsured by Company other than such insurance polices and contracts falling within the following lines of business: annuities, variable life and annuity certain supplemental contracts included on Exhibit 7 of the Company’s statutory financial statements.

(dddd)  “Premiums” means premiums and considerations due or to become due, premiums deferred and uncollected, premium adjustments and any and all amounts or payments, including any and all policy fees, charges, reimbursements and similar amounts, which are or were held, received or collected by Company, or which are now due or will become due from any source under or in connection with the Reinsured Policies, but not including Other Reinsurance Premiums.

(eeee)  “Premium Taxes” has the meaning ascribed thereto in Section 1.6(b).

(ffff)  “Producer” has the meaning ascribed thereto in the Stock Purchase Agreement.

(gggg)  “Producer Agreements” has the meaning ascribed thereto in the Stock Purchase Agreement.

(hhhh)  “Producer Payments” means any expense allowance, commission, override commission, service fee or other compensation payable by the Company to a Producer pursuant to a Producer Agreement (i) in connection with any Reinsured Policy and (ii) not in the ordinary course of the Company’s business in connection with any Policy other than a Reinsured Policy.

(iiii)  “Purchase Price Adjustment Materials” has the meaning ascribed thereto in the Stock Purchase Agreement.

(jjjj)  “Qualified United States Financial Institution” means an institution that is (a) organized or, for a United States branch or agency office of a foreign banking organization, licensed under the laws of the United States or any state thereof and has been granted authority to operate with fiduciary powers and (b) regulated, supervised and examined by federal or state authorities having regulatory authority over banks and trust companies.

(kkkk)  “RBC Ratio” means the ratio, as of the date of determination, of the Company’s or the Reinsurer’s “total adjusted capital” over its “company action level risk-based capital”, as applicable, as such terms are defined and prescribed by requirements promulgated by the National Association of Insurance Commissioners and regulations adopted by the insurance regulatory authorities in the Company’s or the Reinsurer’s state of domicile, as applicable, which are in effect as of such date, calculated as of the end of each calendar quarter, and using reserving methodologies and asset classifications that are in accordance with generally accepted statutory accounting principles and practices required or permitted by the National Association of Insurance Commissioners and the insurance regulatory authority in the Company’s or the Reinsurer’s state of domicile, as applicable, consistently applied throughout the specified period and in the immediately prior comparable period.  When an RBC Ratio is calculated for any period that is not based on data contained in the annual financial statement of the Company or the Reinsurer, “premium” (as defined in the instructions for preparing the RBC Ratio as promulgated by the National Association of Insurance Commissioners) for such year-to-date period will be reasonably estimated and annualized wherever required in such calculation.

(llll)  “Reinsured Liabilities” means all gross liabilities and obligations arising out of or relating to the Reinsured Policies (other than the Net Retained Liabilities, Extra Contractual Obligations and the Excluded Liabilities), net of Other Reinsurance Benefits.

(mmmm)   “Reinsured Policies” has the meaning ascribed thereto in Section 1.1.

(nnnn)  “Reinsurer” has the meaning ascribed thereto in the Recitals.

(oooo)  “Reinsurer Indemnified Parties” has the meaning ascribed thereto in Section 11.2.

(pppp)  “Reinsurer’s Share” has the meaning ascribed thereto in Section 1.2.

(qqqq)  “Reinsurer Termination Payment” has the meaning ascribed thereto in Section 9.4.

(rrrr)  “Representatives” has the meaning ascribed thereto in Section 12.1.

(ssss)  “Required Balance” has the meaning ascribed thereto in Section 3.1(b).

(tttt)  “Respondent” has the meaning ascribed thereto in Section 10.1(c).

(uuuu)  “Review Period” has the meaning ascribed thereto in Section 10.2(a).

(vvvv)  “SAP” means the statutory accounting principles and practices prescribed by the Company’s state of domicile.

(wwww)  “Seller” has the meaning ascribed to it in the Stock Purchase Agreement.

(xxxx)  “Statutory Book Value” means the carrying value of the subject asset or liability on the books of the Reinsurer for statutory statement purposes determined in accordance with the statutory accounting principles and practices prescribed by the Reinsurer’s state of domicile, consistently applied.

(yyyy)  “Statutory Reserves” means, as of any date of determination, the gross statutory reserves (including deficiency reserves) and any additional policy-related liabilities that are required to be held by the Company with respect to the Reinsured Policies, as of such date of determination reduced by credit for reinsurance taken by the Company or by the Reinsurer in respect of the Reinsured Policies for Other Reinsurance as of such date of determination.  Such reserves and liabilities are posted in lines 1 through 9.4 inclusive on page 3 of the Company’s 2010 financial statements as prepared under SAP.  For years after 2010, reserves and liabilities corresponding to those lines of the Company’s 2010 SAP financial statements will be included in Statutory Reserves even if the form of SAP financial statements changes.

(zzzz)  “Stock Purchase Agreement” means the Stock Purchase Agreement,  dated as of [•], 2010, by and among [XYZ] Insurance Holdings (USA) Inc., [Purchaser], the

Reinsurer, and, solely for purposes of Sections 5.14 through Section 5.17 and Articles 7, 8 and 10 of thereof, [XYZ] USA Holdco Corporation.

(aaaaa)  “Third Party Claimant” has the meaning ascribed thereto in Section 11.4(a).

(bbbbb)  “Transferred Assets” has the meaning ascribed thereto in Section 1.3(a)(i).

(ccccc)  “Transition Services Agreement” has the meaning ascribed thereto in the Stock Purchase Agreement.

(ddddd)  “True-Up Date” has the meaning ascribed thereto in Section 1.3(a)(iv).

(eeeee)  “Trust Account” has the meaning ascribed thereto in Section 3.1(a).

(fffff)   “Trust Agreement” means the Trust Agreement between the Reinsurer, as grantor, the Company, as beneficiary, and the Trustee, as trustee, substantially in the form attached as Exhibit A hereto.

(ggggg)  “Trustee” has the meaning ascribed thereto in Section 3.1(a).

(hhhhh)  “UCC” has the meaning ascribed thereto in Section 1.10(b)(i).

(iiiii)  “Umpire” has the meaning ascribed thereto in Section 10.1(d)(ii).

(jjjjj)  “Unresolved Items” has the meaning ascribed thereto in Section 10.2(b).

(kkkkk)  “Value” means the sum of (i) the amount of cash included in the Transferred Assets, (ii) the excess of (1) the aggregate Statutory Book Value of all assets included in the Transferred Assets that are commercial mortgage loans and real estate owned for investment purposes, together with any accrued and unpaid interest thereon, but net of any liability specifically related to any such Transferred Assets to the extent such liability is accounted for on the Estimated Balance Sheet or the Final Balance Sheet, as applicable, over (2) $18,000,000 and (iii) the aggregate Fair Market Value of all other assets included in the Transferred Assets.

Section 13.2  Construction.

(a)  For purposes of this Agreement, the words “hereof,” “herein,” “hereby” and other words of similar import refer to this Agreement as a whole unless otherwise indicated.

(b)  Whenever the singular is used herein, the same shall include the plural, and whenever the plural is used herein, the same shall include the singular, where appropriate.

(c)  For purposes of this Agreement, the term “including” means “including but not limited to.”

(d)  Whenever used in this Agreement, the masculine gender shall include the feminine and neutral genders.

(e)  All references herein to Articles, Sections, Subsections, Paragraphs, Exhibits and Schedules shall be deemed references to Articles, Sections, Subsections and Paragraphs of, and Exhibits, Annexes and Schedules to, this Agreement, unless the context shall otherwise require.

(f)  Any reference herein to any statute, agreement or document, or any section thereof, shall, unless otherwise expressly provided, be a reference to such statute, agreement, document or section as amended, modified or supplemented (including any successor section) and in effect from time to time.

(g)  All terms defined in this Agreement shall have the defined meaning when used in any Schedule, Annex, Exhibit, certificate or other documents attached hereto or made or delivered pursuant hereto unless otherwise defined therein.

ARTICLE XIV
GENERAL PROVISIONS

Section 14.1  Books and Records.  On the Effective Date or as soon as possible thereafter (but not later than [three] Business Days after the Company has received the applicable Books and Records from Seller pursuant to the transfer required under the Stock Purchase Agreement) in the manner (and in the case of physical Books and Records at the location(s)) reasonably requested by the Reinsurer, the Company will transfer the Books and Records relating to the Reinsured Policies to the Reinsurer; provided, that the Company shall be permitted to retain a copy of the Books and Records transferred to the Reinsurer.  The Reinsurer agrees that, on and after the Effective Date, and for such period of time as may be required under the Reinsurer’s standard record retention practices and procedures, and in accordance with applicable Law, it will maintain true and accurate Books and Records with respect to the Reinsured Policies of all reinsurance hereunder.  So long as any Reinsured Policies are in force and subject to coinsurance hereunder, the Reinsurer shall make available for inspection and copying by the Company and its Representatives, during normal business hours of the Reinsurer upon forty-eight hours’ advance written notice, any non-privileged financial or other records pertaining to the Reinsured Policies that may reasonably be required by the Company for financial statement preparation or any other reasonable business purpose.

Section 14.2  Inspection by Reinsurer.  Upon reasonable notice, Reinsurer and its Representatives may inspect any and all books, records, documents or similar information reasonably relating to or affecting the Reinsured Policies or reinsurance under this Agreement at the appropriate office of the Company, during normal business hours upon forty-eight hours’ advance written notice.

Section 14.3  Errors and Omissions.  If any delay, omission, error or failure to pay amounts due or to perform any other act required by this Agreement is caused by mistake, misunderstanding or oversight, the Parties will equitably adjust the situation to what it would have been had the mistake, misunderstanding or oversight not occurred, and the reinsurance provided hereunder will not be invalidated.  Should it not be possible to adjust the situation, it will be referred to dispute resolution pursuant to Article X or to such other dispute resolution procedure as may be mutually selected by the Parties.

Section 14.4  Offset.  Any amount which either the Company or the Reinsurer is contractually obligated to pay to the other Party under this Agreement may be paid out of any amount which is due and unpaid under this Agreement.  The application of this offset provision will not be deemed to constitute diminution in the event of insolvency.

Section 14.5  Reimbursement of Expenses.  The Reinsurer shall reimburse the Company promptly for any expenses it incurs in complying with any request, direction, recommendation or instruction of the Reinsurer pursuant to Section 1.4, Section 1.5, Section 2.2 or Section 3.3(b).

Section 14.6  Parties to this Agreement.  This is an agreement for indemnity reinsurance solely between the Company and the Reinsurer.  The performance of the obligations of each Party under this Agreement shall be rendered solely to the other Party.  The acceptance of risks under this Agreement shall create no right or legal relationship between the Reinsurer and the insured, owner or beneficiary of any insurance policy or other contract of the Company.

Section 14.7  Authority.  Neither the Company nor the Reinsurer shall have any power or authority to act for or on behalf of the other except as expressly granted herein or in the Administrative Services Agreement, and no other or greater power or authority shall be implied by the grant or denial of power or authority specifically mentioned herein.  No employee or agent of either Party shall be considered an employee or agent of the other.

Section 14.8   No Assignment.  This Agreement may not be assigned by either of the Parties hereto without the prior written approval of the other Party.  Notwithstanding the foregoing, the Reinsurer shall not be prohibited from further transfer of risks accepted hereunder on a retrocession or other basis without the prior approval of the Company, provided that any transfer shall not relieve the Reinsurer of its obligations under this Agreement.

Section 14.9  Notices.  Any notice, approval, request, consent, instruction, or other document to be given hereunder by any Party hereto to the other Party hereto will be delivered by personal delivery, overnight express or facsimile (followed by telephone confirmation with the intended recipient), as follows:

If to the Company, to:

Liberty Life Insurance Company
[Address]
Telephone:
Facsimile:
Attn:

with copies (which shall not constitute notice) to:

Athene Holding Ltd.
44 Church Street
Hamilton HM 12, Bermuda
Telephone: (441) 279-8412
Facsimile: (441) 279-8401
Attention: President and General Counsel
Email: cgillis@athenelifere.bm; tshanafelt@athenelifere.bm

Sidley Austin LLP
1 South Dearborn
Chicago, Illinois 60603
Telephone:                                   (312) 853-7061
Facsimile:                                         (312) 853-7036
Attn:                    Perry J. Shwachman, Esq.

and

Sidley Austin LLP
787 Seventh Avenue
New York, New York 10019
Telephone:                                   (212) 839-5835
Facsimile:                                         (212) 839-5599
Attn:                    Jonathan J. Kelly, Esq.

If to the Reinsurer, to:

Protective Life Insurance Company
2801 Highway 280 South
Birmingham, Alabama 35223
Telephone: (205) 268-1000
Facsimile: (205) 268-3597
Attn:  Alfred F. Delchamps, III
Email: Al.Delchamps@Protective.com

with a copy (which shall not constitute notice) to:

Debevoise & Plimpton LLP
919 Third Avenue
New York, New York 10022
Telephone:                                   (212) 909- 6459
Facsimile:                                         (212) 909- 7459
Attn:                    Nicholas F. Potter, Esq.

or at such other address for a Party as will be specified by like notice.  Each notice or other communication required or permitted under this Agreement that is addressed as provided in this section will be deemed given upon delivery.

Section 14.10  Severability.  If any provision of this Agreement is held to be illegal, invalid, or unenforceable under any present or future law, and if the rights or obligations of the Company or Reinsurer under this Agreement will not be materially and adversely affected thereby, (a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part hereof, (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement, and (d) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.

Section 14.11  Announcements.  Except as required by applicable Law or in connection with public disclosure to investors or analysts, the content and timing of public announcements by either Party concerning the transactions contemplated by this Agreement must be approved in advance by both Parties, but such approval shall not be unreasonably withheld, conditioned or delayed.

Section 14.12  Schedules, Annexes and Exhibits.  All Schedules, Annexes and Exhibits to this Agreement are attached hereto and are incorporated herein by reference.

The provisions of this Agreement (without reference to any attached Schedules, Annexes and Exhibits) shall be deemed to control in the event of any inconsistency or conflict between the provisions of this Agreement (without reference to any attached Schedules, Annexes and Exhibits) and the Schedules, Annexes and Exhibits attached hereto.

Section 14.13  Entire Agreement.  This Agreement and any Schedules, Annexes and Exhibits attached hereto supersede all prior discussions and written and oral agreements between the Parties with respect to the subject matter of this Agreement.  This Agreement (and any Schedules, Annexes and Exhibits attached hereto) and the Administrative Services Agreement contain the sole and entire agreement between the Parties hereto with respect to the subject matter hereof.

Section 14.14  Binding Effect.  This Agreement is binding upon, and will inure to the benefit of, the Parties and their respective permitted assignees and successors (including, without limitation, any liquidator, rehabilitator, receiver or conservator of a Party).

Section 14.15  Waiver and Amendment.  This Agreement may be modified or amended only by a writing duly executed by the Company and the Reinsurer.  Any term or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof.  A waiver must be in writing and must be executed by such Party.  A waiver on any occasion shall not be deemed to be a waiver of the same or any term or condition on a future occasion.

Section 14.16  Headings.  The headings in this Agreement are for reference purposes only and shall not affect the interpretation of this Agreement.

Section 14.17  Counterparts.  This Agreement may be executed simultaneously in any number of counterparts, each of which will be deemed an original, but all of which will constitute one and the same instrument.

Section 14.18  No Prejudice.  The Parties agree that this Agreement has been jointly negotiated and drafted by the Parties hereto and that the terms hereof shall not be construed in favor of or against any Party on account of its participation in such negotiations and drafting.

Section 14.19  Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of South Carolina without giving effect to the principles of conflicts of law rules thereof.

Section 14.20  Further Assurances.  Each Party shall take, or cause to be taken, any and all reasonable actions, including the execution, acknowledgment, filing and delivery of any and all documents and instruments that the other Party may reasonably request in order to effect the intent and purpose of this Agreement and the transactions contemplated hereby.

Section 14.21  Recourse.  Without limiting the rights of any party under the Stock Purchase Agreement of any party thereto, the Parties agree that all obligations of the Company under this Agreement and all representations and warranties of the Company made herein are without recourse to the Seller or its Affiliates or any director, officer, agent or representative of any of the foregoing.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective duly authorized officers effective this        day of                   , 2011.

LIBERTY LIFE INSURANCE COMPANY

By:
Name:
Title:

PROTECTIVE LIFE INSURANCE COMPANY

By:
Name:
Title: